Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

FIRST RESERVE SUSTAINABLE GROWTH CORP.,

EO CHARGING,

CHARGE MERGER SUB, INC.

and

JUUCE LIMITED

Dated as of August 12, 2021

i

EXHIBIT A	Form of Registration Rights Agreement
EXHIBIT B	Form of Amended NewCo Memorandum and Articles of Association
EXHIBIT C	Form of Company Articles of Association
EXHIBIT D	Directors of NewCo

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Business Combination Agreement and Plan of Reorganization, dated as of August 12, 2021 (this “Agreement”), by and among First Reserve Sustainable Growth Corp. (“FRSG”), EO Charging, an exempted company incorporated with limited liability in the Cayman Islands (“NewCo”), Charge Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Juuce Limited, a private limited company incorporated under the laws of England and Wales (registration number 09314212) (the “Company”). FRSG, NewCo, Merger Sub and the Company are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, (a) NewCo is a wholly owned direct subsidiary of the Company and (b) Merger Sub is a wholly owned direct subsidiary of NewCo;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties will enter into a business combination transaction pursuant to which (a) the Company Shareholders will contribute (the “Share Contribution”) to NewCo all of the issued and outstanding Company Shares in exchange for cash, if applicable, and NewCo Ordinary Shares, in each case as set forth herein, (b) the Company shall file a properly completed and executed Internal Revenue Service (“IRS”) Form 8832 election with an effective date that is two (2) days after the Closing Date, as a foreign eligible entity with a single owner electing to be disregarded as separate from NewCo (the “CTB Conversion”) and (c) simultaneously with the Share Contribution on the Closing Date, Merger Sub will merge with and into FRSG (the “FRSG Merger”), with FRSG surviving the FRSG Merger as a wholly owned subsidiary of NewCo and each holder of FRSG Warrants and FRSG Common Stock (each as defined below) receiving in exchange for such FRSG Warrants and shares of FRSG Common Stock an equal number of Assumed Warrants and NewCo Ordinary Shares (each as defined below), respectively;

WHEREAS, the Parties intend that: (i) for U.S. federal and applicable state income Tax purposes, (a) the Share Contribution, together with the CTB Conversion, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement will constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), (b) the FRSG Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement will constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), (c) the FRSG Merger and the Share Contribution will be treated as a transaction described in Section 351 of the Code and (d) following the consummation of the Transactions (as defined below), NewCo will be classified as a non-U.S. corporation, and (ii) for UK tax purposes, NewCo is not a UK resident, (clauses (i)(a), (b), (c), (d) and (ii) collectively, the “Intended Tax Treatment”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the transactions contemplated hereby would promote the success of the Company for the benefit of its members as a whole and (b) approved the execution of this Agreement and the transactions contemplated by this Agreement;

WHEREAS, the board of directors of FRSG (the “FRSG Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby (including the FRSG Merger) are fair to, and in the best interest of, FRSG and its stockholders, (b) approved and adopted this Agreement and declared its advisability and approved the payment of the applicable Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (c) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of FRSG and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the stockholders at the FRSG Stockholders’ Meeting;

WHEREAS, the board of directors of Merger Sub has (a) determined that this Agreement and the transactions contemplated hereby (including the FRSG Merger) are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved and adopted this Agreement and declared its advisability and approved the FRSG Merger and the other transactions contemplated by this Agreement, and (c) recommended the approval and adoption of this Agreement, the FRSG Merger and the other transactions contemplated by this Agreement by the sole stockholder of Merger Sub and directed that this Agreement be submitted to the sole stockholder of Merger Sub for approval and adoption;

WHEREAS, the board of directors of NewCo has (a) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, NewCo, (b) approved and adopted this Agreement and declared its advisability and approved the transactions contemplated by this Agreement (including the approval of related share issuances and appointment of directors as set out herein), and (c) recommended the approval and adoption of this Agreement and the transactions contemplated hereby by the sole shareholder of NewCo and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole shareholder of NewCo for approval and adoption;

WHEREAS, concurrently with the execution of this Agreement, each Company A Shareholder and each Company B Shareholder (collectively, the “Supporting Company Shareholders”) has duly executed and delivered to FRSG an acquisition agreement, (collectively, the “Acquisition Agreements”), pursuant to which (a) NewCo agreed to purchase all of the Company Shares held by the Company Shareholders in connection with, subject to the terms and conditions set forth in the Acquisition Agreements, the consummation of the Transactions, (b) the Supporting Company Shareholders agreed to sell all of their Company Shares to NewCo and, if applicable, take, or cause to be taken, any actions necessary to support the Transactions, (c) the Company A Shareholder (the “Dragging Shareholder”) agreed to issue a Drag Along Notice to the Called Shareholders and the Company in accordance with the Company Articles of Association and the Company Shareholders’ Agreement, (d) the Supporting Company Shareholders each gave a power of attorney to NewCo to enable NewCo to exercise voting and other rights attaching to the Company Shares in the period between Closing and registration of the transfer of the Shares in the Company’s register of members; and (e) the Supporting Company Shareholders agreed to certain transfer restrictions prior to the Closing applicable to such Supporting Company Shareholder’s Company Shares;

WHEREAS, concurrently with the execution of this Agreement, the Company A Shareholder (acting in its capacity as Investor (as such term is defined in the Company Articles of Association) only in accordance with the Company Articles of Association and the Company Shareholders’ Agreement) has duly executed and delivered to the Company (with a copy to FRSG) an Investor Consent (as such term is defined in the Company Articles of Association) to the Transactions.

WHEREAS, concurrently with the execution of this Agreement, the Company Warrant Holder has duly executed and delivered to FRSG an agreement (the “Warrant Holder Agreement”) pursuant to which the Company Warrant Holder has agreed to, among other things, contemporaneously with the Closing, allow NewCo to assume the Company Warrant in accordance with the terms and conditions of the Company Warrant and as set forth herein and in the Warrant Holder Agreement;

WHEREAS, in connection with the Closing, NewCo, Sponsor, the Company Warrant Holder and certain stockholders of the Company shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, FRSG, its officers and directors, and Sponsor are parties to that certain Letter Agreement, dated February 8, 2021 (the “Letter Agreement”), providing that, among other things, such parties will vote their shares of FRSG Founders Stock in favor of this Agreement, the FRSG Merger, and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the parties to the Letter Agreement have entered into a letter reflecting certain agreements related to the FRSG Founders Stock (the “Sponsor Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and the Parties have entered into a letter agreement governing certain post-Closing matters; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Definitions. For purposes of this Agreement:“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Registration Rights Agreement, Acquisition Agreements, and all other agreements, certificates and instruments executed and delivered by FRSG, Merger Sub, NewCo or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Available Cash” means the aggregate amount of cash in the Trust Account, less any payments required to be made by FRSG in connection with the exercise of the Redemption Rights.

“Barclays Facility” means that certain loan, credit or similar agreement to be entered into by and between the Company and Barclays plc or an affiliate thereof on or after the date of this Agreement for a principal amount not to exceed £7,500,000, and any associated guarantees and Liens entered into in connection therewith, in each case pursuant to definitive documentation consistent in all material respects with the terms set forth in the Company Disclosure Schedules.

“Business Combination” has the meaning given in the FRSG Certificate of Incorporation.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, partners, or other persons and whether in electronic or any other form or medium), that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which (a) the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day and (b) clearing banks are ordinarily open for banking business in the City of London, Edinburgh and the Cayman Islands (excluding Saturdays and Sundays).

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, telecommunications, systems, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries as currently conducted.

“Called Shareholders” has the meaning given in the Company Shareholders’ Agreement.

“CEO” means Charlie Jardine.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company A Shareholder” means the holder of all of the Company A Shares.

“Company Articles of Association” means the Articles of Association of the Company dated June 6, 2018, as amended, modified or supplemented from time to time.

“Company A Shares” means the ordinary A shares of £0.01 each in the capital of the Company.

“Company B Shareholders” means the holders of the Company B Shares.

“Company B Shares” means the ordinary B shares of £0.01 each in the capital of the Company.

“Company C Shares” means the ordinary C shares of £0.01 each in the capital of the Company.

“Company Debt” means all Indebtedness of the Company and the Company Subsidiaries described in clauses (a), (b) and (d) of the definition of Indebtedness, including the Barclays Facility.

“Company Disclosure Schedule” means the Company’s disclosure schedule delivered by the Company in connection with this Agreement.

“Company Equityholders” means, collectively, the Company Shareholders, the Company Warrant Holder and the holders of Company Options.

“Company Equity Plan” means the Rules of Juuce Limited Unapproved and EMI Share Option Plan, established on March 28, 2018.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a valid right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company or any Company Subsidiary of their respective obligations under this Agreement or the consummation of the Share Contribution, FRSG Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or UK GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, cyber or malware attack, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including Effects of COVID-19 and COVID-19 Measures), acts of God or other force majeure events (including, in each case, any escalation or general worsening thereof), except to the extent any of the foregoing physically damage any assets of the Company or any Company Subsidiary; (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the FRSG Merger or any of the other Transactions (provided that this clause (f) shall not apply to the representations or warranties in Section 4.05 and to the extent related thereto, the condition in Section 8.02(a), and including the impact thereof on relationships with customers, suppliers, or Governmental Authorities); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect)); or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which FRSG has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised, whether vested or unvested and whether granted under a Company Equity Plan or otherwise.

“Company Organizational Documents” means the Company Articles of Association and any other organizational document of the Company.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Parties” means the Company, NewCo and Merger Sub, collectively.

“Company Shareholders” means, collectively, the holders of Company Shares (including upon the conversion of any Company Options).

“Company Shareholders’ Agreement” means the Shareholders’ Agreement, dated June 6, 2018, by and among the Company and certain Company Shareholders, as amended, modified or supplemented from time to time.

“Company Shares” means the Company A Shares, Company B Shares and Company C Shares.

“Company Subsidiary” means each subsidiary of the Company.

“Company Transaction Expenses” means, as of any determination time, (a) the aggregate amount of reasonable and out of pocket third party fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company and its subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Documents, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (i) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers, (ii) any severance, retention, bonus, accelerated equity vesting, exercise, or settlement, or similar payments payable in connection with the contemplated transaction (including the employer portion of any payroll taxes associated therewith); and (iii) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Document, and (b) any Transfer Taxes.

“Company Warrant” means the outstanding warrant of the Company issued on August 10, 2020 which, assuming full vesting and subject to the terms and conditions contained therein, could be exercised to purchase up to an aggregate of 4,216 Company C Shares (subject to customary adjustments).

“Company Warrant Holder” means the holder of the Company Warrant.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries that is bound by any confidentiality obligations.

“Contribution Cash Consideration” means an amount (which amount shall not in any event be less than $0.00) equal to the amount by which the sum of (a) (i) Available Cash plus (ii) the cash of FRSG immediately prior to the Closing that is not attributable to the amount in the Trust Account as of the Closing plus (iii) the aggregate amount of cash (excluding any restricted cash that will continue to be restricted cash as of immediately following the Closing Payoff) of the Company as of immediately prior to the Closing as determined pursuant to Section 2.01(d) is in excess of the sum of (b) (i) $100,000,000 plus (ii) the aggregate unpaid FRSG Transaction Expenses and unpaid Company Transaction Expenses plus (iii) the Debt Repayment Amount; provided, that (i) in no event shall the total Contribution Cash Consideration exceed $70,000,000 and (ii) in no event shall such calculation of Contribution Cash Consideration result in less than $100,000,000 on the balance sheet of NewCo after giving effect to the Transactions.

“Contribution Equity Consideration” means a number of NewCo Ordinary Shares equal to the quotient determined by dividing (a) the Contribution Valuation minus the Contribution Cash Consideration by (b) $10.00.

“Contribution Valuation” means $567,555,820.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES), in each case applicable to the Company.

“Data Security Breach” means any accidental, unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use, or disclosure that compromises the confidentiality, integrity, availability or security of Business Data, or that triggers any reporting requirement under any data breach notification Law or contractual provision applicable to the Company or a Company Subsidiary.

“Debt Repayment Amount” means the aggregate amount (including principal, interest, any prepayment penalties or premiums, and any similar fees or expenses) required to repay the Company Debt in full in connection with the Closing Payoff.

“Disabling Devices” means Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse.

“Drag Along Notice” has the meaning given to it in the Company Shareholders’ Agreement.

“Employee Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and all other employee benefit, retirement, compensation, incentive, deferred compensation, bonus, stock or share option, stock or share purchase, restricted stock, other equity-based compensation arrangement, phantom equity, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, redundancy, retention, change in control, employment, consulting, employee loan, fringe benefit, sick pay and vacation plans, agreements, programs or arrangements or other employee benefit plans, agreements, programs or arrangements, whether written or unwritten, and in effect and covering one or more current or former employees, officers or consultants of the Company, current or former directors of the Company or the beneficiaries or dependents of any such persons.

“Environmental Laws” means any applicable United States federal, state or local or non-United States Laws relating to the protection of the environment, natural resources or human health and safety (as the latter relates to the exposure to Hazardous Substances), or the generation, manufacture, handling, transport, use, treatment, storage, release or disposal of Hazardous Substances.

“Equity Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock or share capital, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock or share capital, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, and (e) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Ratio” means 2,767.

“Exercise Notice” means a notice of exercise submitted by a holder of Company Options in accordance with the terms of the Company Option and Company Equity Plan.

“Foreign Benefit Plan” means each Employee Benefit Plan maintained outside of the United States that provides benefits in respect of any current or former employee, officer, director, consultant or other service provider that is primarily based outside of the United States and that is not subject to U.S. Law, including, without limitation, the provisions of ERISA and the Code.

“FRSG Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of FRSG dated March 4, 2021.

“FRSG Class A Common Stock” means FRSG’s Class A Common Stock, par value $0.0001 per share.

“FRSG Common Stock” means FRSG Class A Common Stock and the FRSG Founders Stock.

“FRSG Disclosure Schedule” means FRSG’s disclosure schedule delivered by FRSG in connection with this Agreement.

“FRSG Founders Stock” means FRSG’s Class B Common Stock, par value $0.0001 per share.

“FRSG Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) is or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or operations of FRSG, or (ii) would prevent, materially delay or materially impede the performance by FRSG of its obligations under this Agreement or the consummation of the Share Contribution, FRSG Merger or any of the other Transactions; provided, however, that for purposes of clause (i) none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a FRSG Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or U.S. GAAP;

(b) events or conditions generally affecting the industries or geographic areas in which FRSG operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, cyber or malware attack, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including Effects of COVID-19 and COVID-19 Measures), act of God or other force majeure events (including, in each such case, any escalation or general worsening thereof); (e) any actions taken or not taken by FRSG as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the FRSG Merger or any of the other Transactions (provided that this clause (f) shall not apply to the representations or warranties in Section 5.05 and to the extent related thereto, the condition in Section 8.03(a), and including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that FRSG is materially disproportionately affected thereby as compared with other participants in the industry in which FRSG operates.

“FRSG Organizational Documents” means the FRSG Certificate of Incorporation, the bylaws of FRSG, and Trust Agreement of FRSG, in each case as amended, modified or supplemented from time to time.

“FRSG Transaction Expenses” means, as of any determination time, the aggregate amount of reasonable and out of pocket third party fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, FRSG or any of its affiliates in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to FRSG or its affiliates pursuant to this Agreement or any other Transaction Document and (c) the repayment of any outstanding Sponsor loans incurred in the ordinary course and in furtherance of the Transactions.

“FRSG Units” means one share of FRSG Class A Common Stock and one-fourth of one FRSG Warrant.

“FRSG Warrant Agreement” means that certain warrant agreement dated March 4, 2021 by and between FRSG and Continental Stock Transfer & Trust Company.

“FRSG Warrants” means whole warrants to purchase shares of FRSG Class A Common Stock as contemplated under the FRSG Warrant Agreement, with each whole warrant exercisable for one share of FRSG Class A Common Stock at an exercise price of $11.50.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law as “hazardous,” “toxic,” “radioactive,” or a “pollutant,” or “contaminant,” including petroleum and petroleum products, including crude oil and any fractions thereof, natural gas, synthetic gas, and any mixtures thereof, and polychlorinated biphenyls, per- and polyfluoroalkyl substances, and asbestos.

“IASB” means the International Accounting Standards Board.

“IFRS” means the International Financial Reporting Standards as in effect from time to time.

“Indebtedness” means, as of any time, without duplication, with respect to any person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses, and breakage of prepayment penalties or premiums that are payable arising under or in respect of (a) indebtedness for borrowed money (including the current portion thereof), (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business) (whether or not contingent), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (f) any of the obligations of any other person of the type referred to in clauses (a) through (e) above directly or indirectly guaranteed by such person or secured by any assets of such person, whether or not such Indebtedness has been assumed by such person.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) rights of publicity and all other intellectual property or proprietary rights of any kind or description, and (vii) all legal rights arising from items (i) through (vi), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“ITEPA” means the United Kingdom Income Tax (Earnings and Pensions) Act of 2003.

“knowledge” or “to the knowledge” of a person means (a) in the case of the Company, the actual knowledge of any person listed on Schedule A (without any implied duty to investigate) and (b) in the case of FRSG, the actual knowledge of Neil Wizel or Thomas Amburgey (without any implied duty to investigate).

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim, purchase right, transfer restriction, right of first refusal, right of first offer, levy, or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“NASDAQ” means the Nasdaq Capital Market LLC.

“NewCo Ordinary Shares” means the ordinary shares in the capital of NewCo, with a nominal value of $0.0001 each.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), or (ii) any license to Software that is considered “free” or “open source software.”.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, in each case for which appropriate reserves are being maintained, (iii) statutory Liens of landlords with respect to the Leased Real Property, (iv) Liens for Taxes not yet delinquent, or if delinquent, being contested in good faith by appropriate proceedings and, in each case, for which appropriate reserves have been made by the Company or applicable Company Subsidiary, (v) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially and adversely impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (vi) non-exclusive licenses (or sublicenses) of Intellectual Property granted in the ordinary course of business, (vii) Liens identified in the Audited Financial Statements, (viii) Liens securing the Indebtedness of the Company or any Company Subsidiary, and (ix) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including the Leased Real Property, that are subject thereto (but in all events excluding monetary liens).

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means information related to an identified or identifiable individual, device or household (e.g., name, address telephone number, email address, financial account number, government-issued identifier) that is regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, including the following Laws: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679 (the “EU GDPR”), the EU GDPR as it forms part of the laws of the United Kingdom by virtue of section 3 of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments

etc.) (EU Exit) Regulations 2019 UK Data Protection Act 2018, Directive 2002/58/EC on privacy and electronic communications, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Article IX of the FRSG Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration), including domain names.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Software” means all computer software (in any format, including object code, byte code or source code), and related documentation and materials.

“Sponsor” means First Reserve Sustainable Growth Sponsor LLC, a Delaware limited liability company.

“subsidiary” or “subsidiaries” of any person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes, duties, levies, assessments, fees or other charges imposed by any Taxing Authority, including, but not limited to, income, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, social security or national insurance or other similar contributions, withholding, environmental, vehicle, energy, occupancy, license, severance, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes (including VAT), whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto, and any liability for the payment of any of the foregoing as a result of being a member of an affiliated, combined, consolidated, unitary or similar group, the operation of applicable Law, or any express obligation to reimburse or indemnify any other person.

“Taxing Authority” means, with respect to any Tax, any Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any Law in relation to Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Taxing Authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by the Parties, the Company Equityholders or the Company Warrant Holder in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” means any stamp duty, stamp duty reserve tax, stamp duty land tax, registration, transfer, documentary or any other similar tax, duty or fee applicable to, imposed upon or arising in respect of or in connection with any of the Transactions.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“U.S. GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“VAT” means (a) value added tax charged in accordance with the Value Added Tax Act 1994 (UK), (b) any Tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (c) any other value-added Tax or Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in clause (a) or (b) above, or whether imposed by any other Taxing Authority.

“Virtual Data Room” means the “Project Charge” virtual data room established by the Company hosted by Datasite, access to which was given to FRSG in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

“Worker” means any individual engaged as a “worker” for the purposes of section 230(3) of the UK Employment Rights Act 1996 or equivalent status under applicable Law in other jurisdictions.

SECTION 1.02. Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Financial Statements	§ 4.07(a)
Acquisition Agreements	Recitals
Action	§4.09
Agreement	Preamble
Allocation Schedule	§ 2.01(f)
Alternative Transaction	§7.04
Amended NewCo Memorandum and Articles of Association	§ 2.05(b)
Antitrust Laws	§ 7.10(a)
Assumed Warrant	§ 3.01(a)(iv)
Audited Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 4.05(b)
Book-Entry Shares	§ 3.03(b)(i)
Certificate of Merger	§ 2.03(a)
Certificates	§ 3.03(b)(i)
Claims	§6.03
Closing	§ 2.03(b)
Closing Date	§ 2.03(b)
Closing Statement	§ 2.01(d)
Company	Preamble

Defined Term	Location of Definition
Company Assumed Warrant	§ 2.01(b)
Company Board	Recitals
Company Permits	§ 4.06
Company Plan	§ 4.10(a)
Company Stock Transfer Plan	§3.02(b)
Confidentiality Agreement	§ 7.03(b)
Contracting Parties	§ 10.11
Contribution Exchange Fund	§ 3.02(a)
Contribution Letter of Transmittal	§ 3.02(b)
COVID-19 Relief	§ 4.25
CTB Conversion	Recitals
CTB Election	§ 2.01(a)
D&O Insurance	§ 7.05(b)
Data Security Requirements	§ 4.13(h)
DGCL	§ 2.01(c)
Dragging Shareholder	Recitals
DTC	§ 3.03(b)(i)
Effective Time	§ 2.03(a)
Environmental Permits	§ 4.15
Exchange Agent	§ 3.02(a)
Equity Incentive Plan Proposal	§7.01(a)
ERISA Affiliate	§4.10(d)
Exchange Fund	§ 3.03(a)
Financial Statements	§4.07(a)
FRSG	Preamble
FRSG Board	Recitals
FRSG Board Recommendation	§ 7.02(a)
FRSG Board Recommendation Change	§ 7.02(a)
FRSG Merger	Recitals
FRSG Preferred Stock	§ 5.03(a)
FRSG Proposals	§ 7.01(a)
FRSG SEC Reports	§ 5.07(a)
FRSG Stockholder Approval	§ 5.04
FRSG Stockholders’ Meeting	§ 7.01(a)
Governmental Authority	§ 4.05(b)
IFRS	§4.07(a)
Intended Tax Treatment	Recitals
IRS	Recitals
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter Agreement	Recitals
Letter of Transmittal	§ 3.03(b)(i)

Defined Term	Location of Definition
Material Contracts	§ 4.16(a)
Merger Sub	Preamble
NewCo	Preamble
Nonparty Affiliates	§ 10.11
Outside Date	§ 9.01(b)
Parties	Preamble
Per Share Merger Consideration	§ 3.01(a)(ii)
Proxy Statement/Prospectus	§ 7.01(a)
Redemption Shares	§ 3.01(b)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04(a)
Representatives	§ 7.03(a)
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
Share Contribution	Recitals
Sponsor Support Agreement	Recitals
Supporting Company Shareholders	Recitals
Surviving Corporation	§ 2.01(c)
Terminating Company Breach	§ 9.01(e)
Terminating FRSG Breach	§ 9.01(f)
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trustee	§ 5.12
UK GAAP	§ 4.07(a)
Warrant Holder Agreement	Recitals

SECTION 1.03. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available” when used in this Agreement with respect to the Company or any Company Subsidiary means the subject documents or other materials that were included in and available at the Virtual Data Room or sent through electronic mail at least two (2) days prior to the date of this Agreement.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under U.S. GAAP, except for accounting terms used herein and not expressly defined herein to the extent being used solely to refer to the Company and its subsidiaries, which terms shall have the meanings given to them under IFRS.

ARTICLE II

SHARE CONTRIBUTION; CTB CONVERSION AND MERGER

SECTION 2.01. Share Contribution and CTB Conversion; Treatment of Company Warrant.

(a) Upon the terms and subject to the conditions set forth in ARTICLE VIII, (i) the Company Shareholders shall (or, as required hereby and pursuant to the Company Shareholders’ Agreement and the Company Articles of Association, a director of the Company as agent or attorney for any Called Shareholder who has not executed a Contribution Letter of Transmittal and Company Stock Transfer Form prior to the due date set forth in the Drag Along Notice shall) contribute to NewCo all of the issued and outstanding Company Shares, free and clear of all Liens and together with all rights attaching to them at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of such shares after the Closing), such transfer of Company Shares ownership to NewCo to be effective as of the Effective Time, in exchange for the portion of the Contribution Cash Consideration and Contribution Equity Consideration set forth on the Allocation Schedule, (ii) the Company shall surrender the subscriber share of one Ordinary Share in NewCo for no consideration, and (iii) the Company shall file a properly completed and executed IRS Form 8832 election with an effective date that is two (2) days after the Closing Date, as a foreign eligible entity with a single owner electing to be disregarded as separate from NewCo (the “CTB Election”).

(b) Effective as of the consummation of the Share Contribution, the Company Warrant shall be assumed by NewCo and shall automatically, subject to the terms and conditions of the Company Warrant and the Warrant Holder Agreement, be converted into a warrant to acquire a number of NewCo Ordinary Shares at an adjusted exercise price per share, in each case, as determined under this Section 2.01(b) (the resulting warrant, the “Company Assumed Warrant”). The Company Assumed Warrant shall be subject to the terms and conditions of the warrant agreement attached as an exhibit to the Warrant Holder Agreement and to be effective at the Share Contribution pursuant to the Warrant Holder Agreement. Accordingly, effective as of the Share Contribution: (a) the Company Assumed Warrant shall be exercisable solely for NewCo Ordinary Shares; (b) the number of NewCo Ordinary Shares subject to the Company Assumed Warrant shall be equal to (1) the number of shares of Company Shares subject to the Company Warrant multiplied by (2) the Exchange Ratio (rounded down to the nearest whole number); and (c) the per share exercise price for the NewCo Ordinary Shares issuable upon exercise of the Company Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Shares subject to the Company Warrant, as in effect immediately prior to the Share Contribution, divided by (y) the Exchange Ratio (rounded up to the nearest whole cent).

(c) No later than fifteen (15) days prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions to accelerate the vesting of all outstanding and unvested Company Options and provide each holder of Company Options notice of their right to exercise the Company Options in accordance with Section 7.3.3 of the Company Equity Plan. Immediately prior to the Closing, the Company Equity Plan shall terminate and all unexercised Company Options issued thereunder shall be terminated and canceled for no consideration. The Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans, under all underlying grants, awards, warrants or similar agreements and otherwise to give effect to the provisions of this Section 2.01.

(d) At least four (4) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to FRSG its reasonable good faith estimate of the cash of the Company as of immediately prior to the Closing. The Company shall consider in good faith any reasonable comments delivered by FRSG prior to Closing with respect to the calculation of cash hereunder.

(e) At least three (3) Business Days prior to the anticipated Closing Date, FRSG shall prepare and deliver to the Company a statement (the “Closing Statement”) setting forth FRSG’s good faith calculation of the Contribution Cash Consideration (including each component thereof). FRSG shall consider in good faith any reasonable comments delivered by the Company prior to Closing with respect to the calculation of the Contribution Cash Consideration hereunder.

(f) At least two (2) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to FRSG (i) an allocation schedule (the “Allocation Schedule”) setting forth (A) the number and class of Company Shares held by each Company Shareholder, (B) with respect to the Company Options (x) the number of Company Shares in respect of which valid Exercise Notices and applicable exercise prices have been received and accepted by the Company and (y) the number of Company Shares in respect of which any vested but unexercised Company Options will lapse upon the Closing due to no valid Exercise Notice and no exercise price having been received by the Company, (C) the portion of the Contribution Cash Consideration allocated to each holder of Company Shares (including any person who will become a holder of Company Shares immediately before the Closing pursuant to delivery of a valid Exercise Notice and exercise price) it being understood that the CEO shall not be entitled to any portion of the Contribution Cash Consideration, and (D) the portion of the Contribution Equity Consideration allocated to each holder of Company Shares on a fully diluted basis, (ii) a certification, duly executed by a director of the Company, that, subject to reflecting the adjustments (if any) made pursuant to Section 2.01(g) and any adjustments requested to be made to give effect to any agreement(s) between any of the Company Shareholders, the information and calculations set forth in the Allocation Schedule are, and will be as of immediately prior to the Closing, in accordance with the applicable provisions of this Agreement, the Company Organizational Documents, the Company Shareholders’ Agreement, and those certain letter agreements by and among certain holders of Company B Shares and certain holders of Company C Shares providing for the transfer of certain distribution rights from such holders of Company B Shares to such holders of Company C Shares, and applicable Laws and (iii) a draft CTB Election. For the avoidance of doubt, to the extent valid Exercise Notices and applicable exercise prices are received by the Company with respect to Company Options after the Allocation Schedule is delivered to FRSG but prior to the Closing, the Company shall prepare and deliver to FRSG a revised and accurate Allocation Schedule prior to the Closing. Notwithstanding anything to the contrary herein, (i) in no event shall the aggregate number of NewCo Ordinary Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Interests of the Company (other than the Company Warrant), including the Company Shares, exceed the Contribution Equity Consideration, and (ii) in no event shall the aggregate amount of cash set forth on the Allocation Schedule that is allocated in respect of the Equity Interests of the Company exceed the Contribution Cash Consideration.

(g) From and after delivery of the Closing Statement, the Allocation Schedule and the CTB Election, each Party shall (i) cooperate with the other Party and its Representatives in connection with their review thereof and (ii) consider in good faith any potential adjustments raised by the other Party thereto, as applicable, and make any corresponding changes thereto agreed to by the Company or FRSG, as applicable, no later than one (1) Business Day prior to the Closing. Absent manifest error, for all purposes under this Agreement, the final, binding and conclusive calculations of (i) the Closing Statement shall be the Closing Statement delivered by FRSG and (ii) the Allocation Schedule shall be the Allocation Schedule delivered by the Company, in each case reflecting the adjustments (if any) made pursuant to clause (ii) of the first sentence of this Section 2.01(g).

SECTION 2.02. The Merger. Upon the terms and subject to the conditions set forth in ARTICLE VIII, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time, Merger Sub shall be merged with and into FRSG. As a result of the FRSG Merger, the separate corporate existence of Merger Sub shall cease and FRSG shall continue as the surviving corporation of the FRSG Merger (the “Surviving Corporation”).

SECTION 2.03. Effective Time; Closing; Closing Order.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the Parties shall cause the FRSG Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the Parties and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.03(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in ARTICLE VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(c) At the Closing, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions set forth in this Agreement:

(i) the transactions contemplated by Section 2.01(a) through Section 2.01(c);

(ii) each share of FRSG Founders Stock will convert into one share of FRSG Class A Common Stock, in accordance with the terms of the FRSG Organizational Documents and the Sponsor Support Agreement;

(iii) the Certificate of Merger shall be filed and the Effective Time shall occur in accordance with Section 2.03(a); and

(iv) each share of FRSG Class A Common Stock shall be cancelled and converted into the Per Share Merger Consideration and NewCo shall assume the FRSG Warrant Agreement pursuant to Section 3.01.

SECTION 2.04. Effect of the FRSG Merger. At the Effective Time, the effect of the FRSG Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of FRSG and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of FRSG and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.05. Organizational Documents.

(a) At the Effective Time, (i) the Merger Sub Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.05) and (ii) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.05).

(b) At the Closing, the memorandum and articles of association of NewCo shall be amended and restated in the form of Exhibit B (the “Amended NewCo Memorandum and Articles of Association”).

(c) At the Closing or immediately after the Closing, (i) the Company Articles of Association shall be amended and restated in the form of Exhibit C and (ii) the Company Shareholders’ Agreement shall be terminated in all respects.

SECTION 2.06. Directors.

(a) The Parties will take all requisite actions such that the initial directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Merger Sub, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are duly elected or appointed and qualified.

(b) The Parties shall cause the board of directors of NewCo as of immediately following the Closing to be comprised of (i) the individuals set forth on Exhibit D and (ii) such other individuals as determined by the Company (after good faith consultation with FRSG), each to hold office in accordance with applicable Law and the Amended NewCo Memorandum and Articles of Association and until their respective successors are duly elected or appointed and qualified.

ARTICLE III

CONVERSION OF FRSG SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01. Conversion of FRSG Securities.

(a) By virtue of the FRSG Merger and without any action on the part of the holders of any of the following securities, at the Effective Time:

(i) all shares of FRSG Common Stock held in the treasury of FRSG shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(ii) each share of FRSG Class A Common Stock (including, for the avoidance of doubt, all FRSG Class A Common Stock into which FRSG Founder Stock was converted immediately prior to the Effective Time) issued and outstanding immediately prior to the Effective Time (other than Redemption Shares) shall be cancelled and converted into and exchanged for one validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such shares) NewCo Ordinary Share (the “Per Share Merger Consideration”);

(iii) each share of the authorized capital stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation;

(iv) NewCo shall assume the FRSG Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of this Section 3.01(a)(iv), and each FRSG Warrant then outstanding and unexercised shall automatically without any action on the part of its holder, be converted into a warrant to acquire a number of NewCo Ordinary Shares as set forth below (each resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding FRSG Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (A) each Assumed Warrant shall be exercisable solely for NewCo Ordinary Shares; (B) the number of NewCo Ordinary Shares subject to each Assumed Warrant shall be equal to the number of shares of FRSG Common Stock subject to the applicable FRSG Warrant; and (C) the per share exercise price for the NewCo Ordinary Shares issuable upon exercise of such Assumed Warrant shall be equal to the per share exercise price for the shares of FRSG Common Stock subject to the applicable FRSG Warrant, as in effect immediately prior to the Effective Time. NewCo shall use its reasonable best efforts to ensure that its authorized share capital shall, for so long as any of the Assumed Warrants remain outstanding, be sufficient to permit the issuance of the requisite number of NewCo Ordinary Shares upon the exercise of such Assumed Warrants.

(b) Each share of FRSG Class A Common Stock issued and outstanding immediately prior to the Effective Time with respect to which a FRSG stockholder has validly exercised its Redemption Rights (the “Redemption Shares”), shall not be converted nor shall it entitle the holder thereof to receive the Per Share Merger Consideration and shall be converted into the right to receive from FRSG, in cash, an amount per share calculated in accordance with such stockholder’s Redemption Rights. As promptly as practicable after the Effective Time, FRSG shall make such cash payments in respect of each such Redemption Share. As of the Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Redemption Share (or related certificate or book-entry share) shall cease to have any rights with respect thereto, except the right to receive the cash payments from FRSG referred to in the immediately preceding sentence.

SECTION 3.02. Exchange of Certificates for Share Contribution.

(a) On the Closing Date, (i) NewCo shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by NewCo and is reasonably satisfactory to FRSG (the “Exchange Agent”), for the benefit of the holders of the Company Shares, for exchange in accordance with ARTICLE II, the number of NewCo Ordinary Shares issuable as Contribution Equity Consideration pursuant to this Agreement and (ii) FRSG shall deposit or cause to be deposited with the Exchange Agent to be held in trust the aggregate amount of the cash equal to the Contribution Cash Consideration required to be paid pursuant to this Agreement to fund the payments set forth in Section 2.01 (such NewCo Ordinary Shares together with any dividends or distributions with respect thereto, and such cash deposited with the Exchange Agent being hereinafter referred to as the “Contribution Exchange Fund”). NewCo shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Contribution Equity Consideration out of the Contribution Exchange Fund as promptly as practicable in accordance with this Agreement. The Contribution Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Prior to the Closing Date, (i) NewCo shall cause the Exchange Agent to mail to each Company A Shareholder and each Company B Shareholder a letter of transmittal (the “Contribution Letter of Transmittal”) and (ii) NewCo shall cause the Dragging Shareholder to mail to each Called Shareholder a Drag Along Notice, which shall specify (x) in the case of the Contribution Letter of Transmittal, that each Company A Shareholder and Company B Shareholder shall deliver to the Exchange Agent and (y) in the case of the Drag Along Notice, that each Called Shareholder shall deliver to the Company, (A) a stock transfer form (each, a “Company Stock Transfer Form”) in respect of the relevant Company Shares, which has been validly executed by (or on behalf of) the registered holder in favor of NewCo, (B) instructions for delivery of the relevant Company Stock Transfer Form, and (C) instructions for returning the original share certificates held by the registered holder in respect of the relevant Company Shares to the Company for cancellation or, in the event that any such share certificate has been lost, damaged or destroyed, a requirement for the registered holder to provide NewCo with an indemnity (in a form satisfactory to NewCo) in respect of any such share certificates; provided, that, with respect to any Called Shareholder who has not then executed a Company Stock Transfer Form as set forth in the Drag Along Notice, a director of the Company shall act as an attorney for any such Called Shareholder with respect to any Company Shares held by that Called Shareholder and deliver the executed Company Stock Transfer Form (and executed copies of all other documents specified in the Drag Along Notice in connection with the transfer of the Called Shares) to the Exchange Agent. Within two (2) Business Days (but in no event prior to the Closing) after the delivery to the Exchange Agent of the relevant Company Stock Transfer Form and, if applicable, together with a Contribution Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the registered holder specified in the relevant Company Stock Transfer Form shall be entitled to receive in exchange therefore, and NewCo shall cause the Exchange Agent to deliver, the Contribution Cash Consideration and/or Contribution Equity Consideration (as applicable) allocated to such holder in accordance with the provisions of Section 2.01, and the Company Share Certificates so surrendered shall forthwith be cancelled. To the extent requested by the Company, FRSG shall use reasonable best efforts to cooperate with the Company to provide holders of Company Shares the opportunity to complete and return any Contribution Letter of Transmittal and such other documents as may be required by this paragraph prior to the Closing, in order to facilitate prompt delivery of the Contribution Cash Consideration and/or Contribution Equity Consideration (as applicable) to the holders thereof following the Closing.

(c) No Further Rights in Company Shares. The Contribution Cash Consideration and/or the Contribution Equity Consideration (as applicable) shall be payable upon delivery of the fully executed Company Stock Transfer Form in respect of the relevant Company Shares in accordance with the terms hereof and such consideration shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Shares.

(d) Termination of Contribution Exchange Fund. Any portion of the Contribution Exchange Fund that remains undistributed to the Company Equityholders for one (1) year after the Closing shall be delivered to NewCo, upon demand, and any Company Equityholders who have not theretofore complied with this Section 3.02 shall thereafter look only to NewCo for their portion of the Contribution Equity Consideration. Any portion of the Contribution Exchange Fund remaining unclaimed by any person as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of NewCo free and clear of any claims or interest of any person previously entitled thereto.

(e) No Liability. None of the Exchange Agent, Merger Sub, NewCo or the Surviving Corporation shall be liable to any person for any NewCo Ordinary Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of FRSG, NewCo, the Company, the Surviving Corporation, Merger Sub, and the Exchange Agent shall be entitled to deduct and withhold from the consideration (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code, applicable UK Law, or other provision of U.S. federal, state, local or non-U.S. Tax Law; provided that, except with respect to withholding or deducting on any amounts treated as employment income or compensation for services, if the applicable withholding agent determines that any payment, issuance or transfer to the Company Equityholders hereunder is subject to deduction and/or withholding, then such withholding agent shall (i) use reasonable best efforts to provide written notice to the applicable recipient at least five (5) days prior to any such withholding and (ii) reasonably cooperate with the applicable recipient to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made (and, for the avoidance of doubt, no additional amount, shares, warrants, options or other property shall be paid or issued or transferred (as the case may be) to place the recipient in the position it would have been had no such deduction or withholding been required). To the extent any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

(g) Fractional Shares. No certificates or scrip or shares representing fractional NewCo Ordinary Shares shall be issued upon the exchange of Company Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of NewCo. In lieu of any fractional NewCo Ordinary Share to which Company Equityholder would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole NewCo Ordinary Share, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

SECTION 3.03. Exchange of Certificates for Merger.

(a) On the Closing Date, NewCo shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of the FRSG Common Stock, for exchange in accordance with this ARTICLE III, the number of NewCo Ordinary Shares issuable as Per Share Merger Consideration pursuant to this Agreement (such NewCo Ordinary Shares together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). NewCo shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund as promptly as practicable in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) As promptly as practicable after the Effective Time, NewCo shall cause the Exchange Agent to mail to each holder of FRSG Common Stock evidenced by certificates (the “Certificates”) or represented by book-entry (the “Book-Entry Shares”) and not held by the Depository Trust Company (“DTC”) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 3.01 a letter of transmittal, which shall be in a form reasonably acceptable to FRSG (the “Letter of Transmittal”) and shall specify (A) to the extent applicable, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, if applicable, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefore, and FRSG shall cause the Exchange Agent to deliver the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.03, each Certificate entitled to receive the applicable Per Share Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01. To the extent requested by FRSG, NewCo and the Company shall use reasonable best efforts to cooperate with FRSG to provide holders of Book-Entry Shares the opportunity to complete and return any Letter of Transmittal and such other documents as may be required by this paragraph prior to the Closing, in order to facilitate prompt delivery of the applicable Per Share Merger Consideration to the holders thereof following the Effective Time.

(ii) With respect to Book-Entry Shares held through the DTC, NewCo and FRSG shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares entitled to receive the applicable Per Share Merger Consideration in accordance with Section 3.01 held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the applicable Per Share Merger Consideration.

(c) Distributions with Respect to Unexchanged Shares of FRSG Class A Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the FRSG Class A Common Stock or FRSG Founders Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FRSG Class A Common Stock or FRSG Founders Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, FRSG shall pay or cause to be paid to the holder of the shares of FRSG Class A Common Stock or FRSG Founders Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of FRSG Class A Common Stock or FRSG Founders Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of FRSG Class A Common Stock or FRSG Founders Stock.

(d) No Further Rights in FRSG Common Stock. The Per Share Merger Consideration payable upon conversion of the FRSG Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such FRSG Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of FRSG Common Stock for one (1) year after the Effective Time shall be delivered to NewCo, upon demand, and any holders of FRSG Common Stock who have not theretofore complied with this Section 3.03 shall thereafter look only to NewCo for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by any person as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of NewCo free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, Merger Sub, NewCo or the Surviving Corporation shall be liable to any person for any NewCo Ordinary Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of FRSG, NewCo, the Company, the Surviving Corporation, Merger Sub, and the Exchange Agent shall be entitled to deduct and withhold from the consideration (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code, applicable UK Law, or other provision of U.S. federal, state, local or non-U.S. Tax Law; provided that, except with respect to withholding or deducting on any amounts treated as employment income or compensation for services, if the applicable withholding agent determines that any payment, issuance or transfer to any owners of FRSG hereunder is subject to deduction and/or withholding, then such withholding agent shall (i) use reasonable best efforts to provide written notice to the applicable recipient at least five (5) days prior to any such withholding and (ii) reasonably cooperate with the applicable recipient to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made (and, for the avoidance of doubt, no additional amount, shares, warrants, options or other property shall be paid or issued or transferred (as the case may be) to place the recipient in the position it would have been had no such deduction or withholding been required). To the extent any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

(h) Fractional Shares. No certificates or scrip or shares representing fractional NewCo Ordinary Shares shall be issued upon the exchange of FRSG Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of NewCo. In lieu of any fractional NewCo Ordinary Share to which any holder of FRSG Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole NewCo Ordinary Share, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

SECTION 3.04. FRSG Stock Transfer Books. At the Effective Time, the stock transfer books of FRSG shall be closed and there shall be no further registration of transfers of FRSG Common Stock thereafter on the records of FRSG.

SECTION 3.05. No Appraisal and Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the FRSG Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in the correspondingly numbered section of the Company Disclosure Schedule (with the disclosure in any section or subsection of the Company Disclosure Schedule being deemed to (a) be disclosed and incorporated by reference in any other section of the Company Disclosure Schedule as though fully set forth in such other section and (b) qualify or modify each of the representations and warranties set forth in this Article IV, in each case to the extent the applicability of the disclosure of such representation and warranty is reasonably apparent from the text of the disclosure made), the Company Parties hereby jointly and severally represent and warrant to FRSG as follows:

SECTION 4.01. Organization and Qualification. Each Company Party and each Company Subsidiary is a corporation, private limited company or other organization duly organized or incorporated and validly existing and in good standing (to the extent the jurisdiction of its incorporation or formation recognizes such concept) under the laws of the jurisdiction of its incorporation or organization as set forth on Section 4.01 of the Company Disclosure Schedule and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Party and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing (to the extent the jurisdiction of its incorporation or formation recognizes such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.02. Certain Organizational Documents. The Company has, prior to the date of this Agreement, made available to FRSG a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of each Company Party and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. No Company Party nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

SECTION 4.03. Capitalization.

(a) Section 4.03(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all the Equity Interests issued or outstanding in the Company, and there are no Equity Interests issued or outstanding in the Company except as set forth thereon. All such Equity Interests are held by the holders thereof free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting or transfer rights other than transfer restrictions under applicable securities Laws, the Company Organizational Documents and the Company Shareholders’ Agreement. All such Equity Interests are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party (including the Company Shareholders’ Agreement) and the Company Organizational Documents.

(b) As of the date of this Agreement, a true and complete list of each Company Subsidiary, together with the jurisdiction of incorporation of each Company Subsidiary and (i) the percentage of the outstanding capital stock or other Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary and (ii) the authorized capital stock of Merger Sub and authorized share capital of NewCo, in each case is set forth in Section 4.03(b) of the Company Disclosure Schedule. All such Equity Interests are validly issued, fully paid and non-assessable have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party (including the

Company Shareholders’ Agreement) and the Company Organizational Documents. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents.

(c) There are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or share capital, as applicable, of the Company, NewCo, Merger Sub or any Company Subsidiary or obligating the Company, NewCo, Merger Sub or any Company Subsidiary to issue or sell any shares of capital stock or share capital, as applicable, of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock or share capital, or other equity or other voting interests in, the Company, NewCo, Merger Sub or any Company Subsidiary. None of the Company, NewCo, Merger Sub or any Company Subsidiary is a party to, or otherwise bound by, and none of the Company, NewCo, Merger Sub or any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or share capital of, or other securities or ownership interests in, the Company, NewCo, Merger Sub or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company, NewCo, Merger Sub or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Shares or any other equity interests or other securities of the Company, NewCo, Merger Sub or any Company Subsidiary to which the Company, NewCo, Merger Sub or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Shares or any of the equity interests or other securities of the Company, NewCo, Merger Sub or any Company Subsidiary. None of the Company, NewCo, Merger Sub or any Company Subsidiary directly or indirectly own any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any other person except as set forth in Section 4.03(c) of the Company Disclosure Schedule.

(d) There are no outstanding contractual obligations of the Company, NewCo, Merger Sub or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock or share capital, as applicable, of NewCo, Merger Sub or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

SECTION 4.04. Authority Relative to this Agreement.

(a) Each Company Party has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each Company Party and the consummation by each Company Party of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of any of the Company Parties are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each Company Party and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of each Company Party, enforceable against such Company Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

(b) The NewCo Ordinary Shares constituting the Per Share Merger Consideration and the Contribution Equity Consideration being delivered by NewCo hereunder shall be duly and validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such shares), and each such share or other security shall be issued free and clear of preemptive rights and all Liens. The Per Share Merger Consideration and the Contribution Equity Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

SECTION 4.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each Company Party does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of any Company Party or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to any Company Party or any Company Subsidiary or by which any property or asset of any Company Party or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of notice, consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any contract or other agreement, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by each Company Party does not, and the performance of this Agreement by any Company Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933

(the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06. Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing, except where such suspension or cancellation would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communications or, to the Company’s knowledge, any other communications from a Governmental Authority that alleges that such Company or Company Subsidiary is not in compliance with any Law or Governmental Order, except where such alleged non-compliance would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.07. Financial Statements.

(a) The Company has made available to FRSG true and complete copies of the consolidated audited financial statements of the Company as of and for the year ended December 31, 2019 comprised of the statement of financial position as of December 31, 2019, and the related income statement and statement of changes in equity of the Company for the year ended December 31, 2019 (the “Audited Financial Statements”) and the unaudited financial statements of the Company as of and for the two years ended December 31, 2020 (the financial statements as of December 31, 2020, the “2020 Financial Statements”) and 2019, and the related unaudited statements of comprehensive income, changes in equity and cash flows of the Company for each of the two years ended December 31, 2020 (collectively, the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. The Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with Financial Reporting Standard 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland (United Kingdom Generally Accepted Accounting Practice) and applicable Law applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto)

and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein. The Unaudited Financial Statements were (x) prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and applicable Law (“IFRS”), applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (y) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein. Except as and to the extent set forth on the 2020 Financial Statements, neither the Company nor any Company Subsidiary has any Indebtedness outstanding as of December 31, 2020.

(b) Except as and to the extent set forth on the 2020 Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with IFRS, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2020 Financial Statements, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(c) Since January 1, 2019, (i) neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any director, officer or employee has received any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the board of directors of the Company or any committee thereof.

(d) To the knowledge of the Company, since January 1, 2019, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any lawful act of such employee as described in 18 U.S.C. sec. 1514A(a).

SECTION 4.08. Absence of Certain Changes or Events. Since December 31, 2020 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, other than due to any actions reasonably taken due to

COVID-19 Measures, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than in the ordinary course of business or as would not be material to the business of the Company and the Company Subsidiaries as currently conducted, and (c) there has not been a Company Material Adverse Effect and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 6.01(b)(iv), Section 6.01(b)(v), Section 6.01(b)(vi), Section 6.01(b)(ix), Section 6.01(b)(x) or Section 6.01(b)(xviii), and only with respect to the covenants in each of the foregoing subsections of Section 6.01(b).

SECTION 4.09. Absence of Litigation. Except as set forth in Section 4.09 of the Company Disclosure Schedule, as of the date of this Agreement, there is no notice, litigation, suit, claim, charge, grievance, action, proceeding, audit, inquiry, or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, in each case, except for any Action that, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except, in each case, as would not reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole.

SECTION 4.10. Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists all material Employee Benefit Plans that the Company or any Company Subsidiary sponsors or maintains or to which the Company or any Company Subsidiary contributes, or is obligated to contribute or for which the Company or any Company Subsidiary has any liability (contingent or otherwise), in each case, other than (i) agreements on the Company or any Company Subsidiary’s standard form of offer letter or employment agreement, which form(s) of offer letter or employment agreement has or have been made available to FRSG in the Virtual Data Room (other than any offer letter or employment agreement with employees of the Company or any Company Subsidiary earning an annualized base salary of £100,000 or more), or (ii) customary employee or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid (each, a “Company Plan”).

(b) With respect to each Company Plan, the Company has made available to FRSG in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description, if any, required under ERISA, and any summaries of material modifications thereto, or any other material descriptions provided to employees or participants, (iii) a written description of the material terms of such Company Plan if such plan is not set forth in a written document, and (iv) any material, non-routine correspondence from any Governmental Authority with respect to any Company Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) All Company Plans are Foreign Benefit Plans and no employee of the Company or any Company Subsidiary is a U.S. taxpayer.

(d) Whether or not subject to the provisions of ERISA and/or the Code, neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, or at any time during the last six (6) years has maintained, sponsored, contributed to, has any obligation to contribute to, or otherwise has any liability (contingent or otherwise) with respect to, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA), (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare plan under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” under Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code if such Law was applicable.

(e) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Company Plan or otherwise, to pay separation, severance, redundancy, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment, vesting or funding, or increase the amount, of any benefit or other compensation due to any individual. None of the Company nor any Company Subsidiary has any obligation to gross-up, make-whole or otherwise compensate any current or former employee, officer, director or consultant of the Company or any Company Subsidiary for any Taxes.

(f) None of the Company Plans provides, nor does the Company or any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree or postemployment health, welfare or life insurance or benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under applicable Law.

(g) Each Company Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. The Company has performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Company Plan. No material Action is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(h) All contributions, premiums or payments required to be made with respect to any Company Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(i) All Foreign Benefit Plans subject to the Laws of any jurisdiction outside the United States (i) have been maintained, in all material respects, in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

SECTION 4.11. Labor and Employment Matters.

(a) Section 4.11(a)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) employing entity; (ii) title or position (including whether full- or part-time); (iii) location of employment; (iv) hire date and service date (if different); (v) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (vi) commission, bonus or other incentive-based compensation eligibility, and all other compensation for which he or she is eligible; (vii) details of any visa or work permit; (viii) leave status (including expected duration); (ix) notice period for the termination of his or her employment (if greater than any statutory minimum period under applicable Law); and (x) details of any joint- or co-employment relationship. As of the date hereof, and as of the Closing Date, all compensation, including wages (including any overtime), commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full and will be paid in full (or accrued in full in the Company’s financial statements). Section 4.11(a)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list of all individuals who provide material services to the Company or any Company Subsidiary in the capacity of an independent contractor or Worker, and sets forth for each individual: (v) the entity that engages such individual; (w) whether a Worker or independent contractor; (x) the compensation applicable to the services provided; and (y) the notice period that either party must give to terminate the individual’s engagement. None of the foregoing employees, Workers or independent contractors have given or been provided notice of termination of his or her employment or engagement.

(b) No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement, or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since January

1, 2019, there have been no, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees of the Company or any Company Subsidiaries. Since January 1, 2019, there have been no union or works council certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union or works council organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(c) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former employees, Workers, or independent contractors.

(d) The Company and the Company Subsidiaries are and have been since January 1, 2019 in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, employment terminations, redundancies, mass layoffs and plant closings, furloughs, information and consultation, transfers of undertakings, collective bargaining, immigration, meal and rest breaks, pay equity, workers’ compensation, vacation, holiday and other paid time off, family and medical leave and all other employee leave, recordkeeping, classification of employees, Workers, and independent contractors, engagement of agency, part-time and fixed-term workers, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing. Every employee or Worker of the Company or any Company Subsidiary who requires permission to work in the United Kingdom has current and appropriate permission to work in the United Kingdom. Each current and former employee and Worker of the Company and each Company Subsidiary and any other individual who currently provides or has formerly provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.

(e) Since January 1, 2019, neither the Company nor any of the Company Subsidiary (nor any predecessor or owner of any part of their respective businesses) has been a party to a relevant transfer for the purposes of the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) affecting any of their employees and no event has occurred that may involve such persons in the future being a party to such a transfer. No such persons have had their terms or employment varied for any reason as a result of or connected with such a transfer.

SECTION 4.12. Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of each Lease in connection therewith and each amendment, modification, supplement, extension, renewal and guaranty thereof or thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to FRSG. (i) There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of the Leased Real Property, (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not have a Company Material Adverse Effect and (iii) to the Company’s knowledge there are no material disputes with respect to any Lease Documents.

(c) Other than due to any reasonable actions taken due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being or is intended to be, used.

(d) Each of the Company and the Company Subsidiaries has valid leasehold or subleasehold interests in the Leased Real Property used or held for use in its business, free and clear of all Liens other than Permitted Liens. The Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company and the Company Subsidiaries consistent with past practice.

SECTION 4.13. Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of all Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number). The Company IP constitutes all material Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b) The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Registered Intellectual Property constituting Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable (to the extent issued).

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain and protect material Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other material Confidential Information. To the Company’s knowledge, neither the Company nor any Company Subsidiaries has disclosed trade secrets or other Confidential Information, that is material and relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries as currently conducted, to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality of and protect such Confidential Information.

(d)(i) Since January 1, 2019, there have been no claims filed and served or threatened in writing, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement or misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not, since January 1, 2018, and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has, since January 1, 2018, infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) All persons who have contributed, developed or conceived any material Company-Owned IP have executed written agreements with the Company or one of the Company Subsidiaries, pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration, in each case, to the extent such ownership does not automatically vest in the Company or one of the Company Subsidiaries by operation of Law.

(f) The Company and Company Subsidiaries do not use any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the material Company-Owned IP, or (ii) under any Reciprocal License, except, in each case, as would not reasonably be expected to have a material effect on the Company’s or Company Subsidiaries’ business, taken as a whole.

(g) The Company and/or the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge since January 1, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. To the Company’s knowledge, the Company and/or the applicable Company Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems as currently conducted.

(h) The Company and each of the Company Subsidiaries currently and, since January 1, 2019, have complied in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or other Business Data, including any privacy policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, (iv) the PCI DSS to the extent applicable to the Company or a Company Subsidiary and (v) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security, confidentiality, integrity and availability of the Business Systems and any Business Data, including where applicable, implementing industry standard procedures designed to prevent unauthorized access and the introduction of Disabling Devices, and the taking and storing on-site and off-site of back-up copies of critical data. The Company’s and the Company Subsidiaries’ employees and, as applicable, to the Company’s knowledge, contractors receive reasonable training on privacy and information security issues. To the Company’s knowledge, there is no Disabling Device in any of the Business Systems or Product components. Since January 1, 2019, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s knowledge, experienced any material Data Security Breaches; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any other person, or received any written claims or complaints regarding the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(i) Where the Company and/or any Company Subsidiary uses a data processor to process Personal Information and where such processing is material to the Company and/or any Company Subsidiary, there is in existence, to the extent required under applicable Privacy/Data Security Laws, a written and valid contract between the Company and/or the relevant Company Subsidiary and each such data processor that complies in all material respects with applicable Privacy/Data Security Laws. To the Company’s knowledge, since January 1, 2019, such data processors have not breached, in any material respect, any such contracts pertaining to Personal Information processed by such persons on behalf of the Company and/or any of the Company Subsidiaries.

(j) The Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. To the Company’s knowledge, the Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit NewCo, FRSG or their respective subsidiaries from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date.

(k) All past and current employees, Workers and independent contractors of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all and Confidential Information acquired or contributed by them in the course of their employment or engagement.

(l) Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that requires or obligates the Company or any Company Subsidiary to grant or offer to third parties any license or right to any Company-Owned IP on reasonable and non-discriminatory or similar terms.

SECTION 4.14. Taxes.

(a) All material Tax Returns of the Company and each of the Company Subsidiaries have been duly and timely filed (taking into account any valid extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by the Company and each of the Company Subsidiaries, or for which the Company and the Company Subsidiaries may be liable, that have become due and payable have been timely paid in full to the appropriate Taxing Authority, other than Taxes which are not yet due and payable and which have been adequately accrued and reserved in accordance with GAAP as of the date of the Audited Financial Statements. The Company and the Company Subsidiaries have withheld and paid or otherwise accounted to the appropriate Taxing Authority all material Taxes required to have been withheld and paid or otherwise accounted for in connection with any amounts or benefits paid, owing or provided to any current or former or prospective employee or director, independent contractor, creditor, equityholder or other third party.

(b) The Company and the Company Subsidiaries have provided adequate reserves in accordance with UK GAAP (or other applicable GAAP) in the Audited Financial Statements for any material Taxes of the Company or any Company Subsidiary as of the date of the Audited Financial Statements that have not been paid.

(c) Other than as a beneficiary thereto, neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar contract or arrangement (other than any such agreements (i) between the Company and/or the Company Subsidiaries, or (ii) entered into in the ordinary course of business and not primarily relating to Taxes).

(d) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under any income Tax Law; (ii) closing agreement with any Taxing Authority under any income Tax Law; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account under any Tax Law entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group for any Tax purpose (other than a group of which the only members have been the Company and/or any current Company Subsidiary). Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) as a result of being a member of a consolidated group, fiscal unity or unified group as a transferee or successor, by contract or otherwise, in each case (other than any such agreement entered into in the ordinary course of business and not primarily relating to Taxes).

(f) All payments by, to or among the Company, the Company Subsidiaries and their affiliates comply with all applicable transfer pricing requirements imposed by any Taxing Authority in all material respects.

(g) Neither the Company nor any Company Subsidiary is a party to any ruling or similar agreement or arrangement with a Taxing Authority, and neither the Company nor any Company Subsidiary has any request for a ruling in respect of Taxes pending between it and any Taxing Authority.

(h) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of a material amount of Taxes or material Tax matters is pending, being conducted or has been announced or threatened in writing with respect to the Company or any Company Subsidiary. There is no outstanding claim, assessment or deficiency against the Company or any of the Company Subsidiaries for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of the Company, threatened by any Taxing Authority.

(i) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, in each case, that is still in effect.

(j) There are no Liens for Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

(k) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that such person is or may be subject to Tax in such jurisdiction.

(l) Each of NewCo and the Company is, and has been since its inception, properly classified as a foreign corporation for U.S. federal income tax purposes. The U.S. federal income tax classification of the Company and each Company Subsidiary is set forth on Section 4.14(n) of the Company Disclosure Schedule.

(m) Any document subject to United Kingdom stamp duty that may be required in proving the title of the Company or any Company Subsidiary to any asset or enforcement of any right of the Company or any Company Subsidiary has been duly stamped.

(n) The Company and the Company Subsidiaries have complied in all material respects with the requirements of all Laws in respect of VAT and have been registered for purposes of VAT at all times they were required to be so registered.

(o) No restricted securities (within the meaning of Part 7 of ITEPA) have been acquired by (or by any affiliate of) any of the Company’s or any Company Subsidiary’s current, prospective or former employees, directors or officers resident in the United Kingdom for Tax purposes without a valid joint election under Section 431(1) of ITEPA having been signed by the current, prospective or former employee, director or officer and its employer in respect thereof within fourteen (14) days of such acquisition.

(p) Neither the Company nor any Company Subsidiary has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(q) Neither the Company nor any Company Subsidiary has entered into any transaction or arrangement, or series of transactions or arrangements, which required disclosure under Part 7 of the UK Finance Act 2004 or Schedule 11A of the UK Value Added Tax Act 1994 and associated regulations, or any similar legislation in a jurisdiction outside the United Kingdom.

(r) The Company has in place such prevention procedures as it is reasonable to have in connection with the offences set out in Part 3 of the Criminal Finances Act 2017 (UK) (corporate offences of failure to prevent facilitation of tax evasion), taking account of applicable guidance published pursuant to section 47 of that Act.

Notwithstanding any other provision in this Agreement, nothing in this Section 4.14 shall be construed as providing a representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether U.S. federal, state, local or non-U.S.) of the Company or Company Subsidiaries or of the ability of the Company or any Company Subsidiary to take any position or adopt any practice with respect to Taxes in a taxable period (or portion thereof) beginning after the Closing Date. The representations and warranties in this Section 4.14 are the sole and exclusive representations and warranties made by the Company and Company Subsidiaries with respect to any Tax matters.

SECTION 4.15. Environmental Matters. Except as would not reasonably be expected to result in a material liability to the Company, (a) the Company and the Company Subsidiaries are, and, since January 1, 2019, have been, in compliance with applicable Environmental Laws in all material respects, which compliance includes obtaining, maintaining and complying with all permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (b) there has been no release to the environment by the Company or any of the Company Subsidiaries in connection with their respective operations at any property currently, or to the knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary, the subject of which remains unresolved, and, to the knowledge of the Company, no such property is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or in a manner which could reasonably be expected to result in the Company or any Company Subsidiary incurring a material liability under Environmental Laws; (c) neither the Company nor any of the Company Subsidiaries has received written notice that it is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances, including at any waste disposal facility; and (d) neither the Company nor any Company Subsidiary is the subject of any pending or, to the knowledge of the Company, threatened Action alleging any violation of, or liability under, Environmental Laws or Environmental Permits or otherwise relating to a release to the environment of Hazardous Substances. The Company has made available all material reports regarding any current or formerly owned or leased location and any material, non-privileged documents relating to material liability of the Company or any Company Subsidiary.

SECTION 4.16. Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule, excluding any Company Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to or by the Company or any of the Company Subsidiaries of more than £200,000, in the aggregate, over any twelve (12) month period since January 1, 2019;

(ii) each contract and agreement with the Company’s or any Company Subsidiary’s customers and Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable to or by the Company or any Company Subsidiary, in either case, of more than £200,000, in the aggregate over any twelve (12) month period since January 1, 2019;

(iii) each contract and agreement pursuant to which the Company or any Company Subsidiary has obligated itself to make capital expenditures that would reasonably be expected to exceed £200,000;

(iv) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all contracts and agreements evidencing Indebtedness in an amount greater than £100,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vi) all partnership, joint venture, consortium or similar agreements;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party that involve payments to the Company or any Company Subsidiaries in excess of £100,000, other than any Company Permits;

(viii) each contract and agreement (A) with any of the Affiliates of the Company (other than the Company or any Company Subsidiary) or (B) pursuant to which the Company or any Company Subsidiary receives any “preferred pricing” or similar benefit that is utilized by the Company or any Company Subsidiary in the ordinary course;

(ix) all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x) all contracts and agreements pursuant to which the counterparty receives “most favored nation” or “most favored pricing” benefits;

(xi) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xii) all contracts and agreements to use any Company-Licensed IP (other than (x) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate per annum license and maintenance fees of less than $250,000 and (y) non-exclusive licenses entered into with customers and service providers in the ordinary course);

(xiii) all contracts and agreements which involve the license or grant of rights to Company-Owned IP by the Company other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course;

(xiv) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xv) each contract and agreement pursuant to which the Company agrees to jointly own any Intellectual Property with any third party;

(xvi) each contract and agreement pursuant to which the Company is obligated to develop any Intellectual Property that will be owned by any third party; and

(xvii) each agreement for the development of material Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements and independent contractor agreements).

(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exception, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iii) as of the date of this Agreement, the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract; and (iv) as of the date of this Agreement, no party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Material Contract, in each of the foregoing clauses (i)-(iv), except in each case as would not reasonably be expected to result in material liability to the Company and the Company subsidiaries, taken as a whole. The Company has made available to FRSG true and complete copies of all Material Contracts, including amendments thereto.

SECTION 4.17. Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.18. Board Approval. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions, including the Share Contribution, are in the best interests of the Company for the benefit of the members as a whole, and (b) approved and adopted this Agreement and the Transactions. No vote of the holders of any class or series of Equity Interests of the Company is necessary to adopt this Agreement and approve the Transactions.

SECTION 4.19. Certain Business Practices.

(a) Since January 1, 2019, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery, in each of the foregoing clauses (i)-(iii), except as would not reasonably be expected to result in material liability to the Company. The Company and the Company Subsidiaries have adopted and maintain policies and procedures reasonably designed to prevent a violation of applicable Anti-Corruption Laws.

(b) Since January 1, 2020, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws, in each of the foregoing clauses (i)-(iii), except as would not reasonably be expected to result in material liability to the Company.

(c) There are no, and since January 1, 2020, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws, except as would not reasonably be expected to result in material liability to the Company.

SECTION 4.20. Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, has or has had, directly or indirectly: (a) an economic interest in any person (other than the Company) that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person (other than the Company) that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements. The Company and the Company Subsidiaries have not, since January 1, 2020, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.21. Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 4.22. Brokers. Except for Evercore Inc., Zouk Capital LLP and Infrastructure Advisory Network Limited, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided FRSG with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and each of Evercore Inc., Zouk Capital LLP and Infrastructure Advisory Network Limited, in each case other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 4.23. Sexual Harassment and Misconduct. None of the Company or the Company Subsidiaries has entered into a settlement agreement with a current or former officer, director, employee, Worker or independent contractor of the Company or any of the Company Subsidiaries resolving allegations of sexual harassment or sexual misconduct by an officer, director or employee of the Company or any of the Company Subsidiaries, and there are no, and since January 1, 2019, there have not been any Actions pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, in each case, involving allegations of sexual harassment or sexual misconduct by an officer, director or employee of the Company or any of the Company Subsidiaries. Since January 1, 2019, to the knowledge of the Company, the Company and the Company Subsidiaries have complied with applicable Law with respect to investigating and as necessary, addressing all sexual harassment or other misconduct allegations with respect to current or former officers, directors or employees of which the Company or a Company Subsidiary has or had knowledge.

SECTION 4.24. Products Liability.

(a) Since January 1, 2019, (i) there have been no recalls, seizures or withdrawals from any market of Products and (ii) neither the Company nor any Company Subsidiary has any material liability arising as a result of or relating to, or has received any Action, or any threat of the any Action, relating to (A) material bodily injury, death or other disability or material property damage arising as a result of the ownership, possession or use of any Product or (B) false advertising or deceptive trade practices.

(b) To the knowledge of the Company, since January 1, 2020, all Products have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any Company Subsidiary has any existing material liability (and, to the Company’s knowledge, there is no reasonable basis for any present or future action, suit, charge, proceeding, audit or investigation against it giving rise to any such liability) for replacement or repair thereof or other damages in connection therewith.

SECTION 4.25. COVID-19 Relief. Section 4.25 of the Company Disclosure Schedule sets forth all loans, subsidies, deferrals or other relief with respect to COVID-19 outstanding as of the date hereof at the Company or any Company Subsidiary (“COVID-19 Relief”). At the time it submitted all documentation with respect to and availed itself of the benefits of each COVID-19 Relief, the Company or applicable Company Subsidiary satisfied all applicable material eligibility requirements related to the receipt of such COVID-19 Relief, and all information submitted with respect thereto was complete and accurate in all material respects. The Company and each Company Subsidiary has continued to comply with the applicable requirements of all COVID-19 Relief, and used any proceeds therefrom for permissible purposes as required by such COVID-19 Relief, in each case in all material respects. To the Company’s knowledge no facts or circumstances exist that would materially impair the ability of the Company or applicable Company Subsidiary to obtain forgiveness of the applicable COVID-19 Relief.

SECTION 4.26. No Prior Operations. NewCo was formed on August 3, 2021 and Merger Sub was formed on August 5, 2021. Since its inception, neither NewCo nor Merger Sub has engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the Transactions. Neither NewCo nor Merger Sub has operations, has generated any revenues or has any assets or liabilities other than those incurred in connection with the foregoing and in association with the Transactions.

SECTION 4.27. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this ARTICLE IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to FRSG, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to FRSG, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to FRSG, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FRSG

Except as set forth in the FRSG SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such FRSG SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) or as set forth in the correspondingly numbered section of the FRSG Disclosure Schedule (with the disclosure in any section or subsection of the FRSG Disclosure Schedule being deemed to (a) be disclosed and incorporated by reference in any other section of the FRSG Disclosure Schedule as though fully set forth in such other section and (b) qualify or modify each of the representations and warranties set forth in this Article V, in each case to the extent the applicability of the disclosure of such representation and warranty is reasonably apparent from the text of the disclosure made), FRSG hereby represents and warrants to the Company Parties as follows:

SECTION 5.01. Corporate Organization.

(a) FRSG is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a FRSG Material Adverse Effect. FRSG is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a FRSG Material Adverse Effect.

(b) FRSG does not directly or indirectly own any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02. Organizational Documents. FRSG has heretofore furnished to the Company complete and correct copies of the FRSG Organizational Documents. The FRSG Organizational Documents are in full force and effect. FRSG is not in violation of any of the provisions of the FRSG Organizational Documents.

SECTION 5.03. Capitalization.

(a) The authorized capital stock of FRSG consists of (i) 250,000,000 shares of FRSG Class A Common Stock, (ii) 20,000,000 shares of FRSG Founders Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“FRSG Preferred Stock”). As of the date of this Agreement (i) 22,243,955 shares of FRSG Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 5,560,989 shares of FRSG Founders Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of FRSG Class A Common Stock or FRSG Founders Stock are held in the treasury of FRSG, (iv) 10,693,515 FRSG Warrants are issued and outstanding, and (v) 10,693,515 shares of FRSG Class A Common Stock are reserved for future issuance pursuant to the FRSG Warrants. As of the date of this Agreement, there are no shares of FRSG Preferred Stock issued and outstanding. Each FRSG Warrant is exercisable for one share of FRSG Class A Common Stock at an exercise price of $11.50, subject to the terms of such FRSG Warrant and the FRSG Warrant Agreement. All FRSG Founders Stock issued and outstanding at the Closing will convert into FRSG Class A Common Stock at the Closing pursuant to the terms of the FRSG Certificate of Incorporation.

(b) All outstanding FRSG Units, shares of FRSG Class A Common Stock, shares of FRSG Founders Stock and FRSG Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the FRSG Organizational Documents.

(c) The FRSG Warrants and the FRSG Founders Stock, FRSG has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of FRSG or obligating FRSG to issue or sell any shares of capital stock of, or other equity interests in, FRSG. All shares of FRSG Class A Common Stock and FRSG Founders Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither FRSG nor any subsidiary of FRSG is a party to, or otherwise bound by, and neither FRSG nor any subsidiary of FRSG has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement and the Sponsor Support Agreement, FRSG is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of FRSG Common Stock or any of the equity interests or other securities of FRSG or any of its subsidiaries. Except with respect to the Redemption Rights and the FRSG Warrants, there are no outstanding contractual obligations of FRSG to repurchase, redeem or otherwise acquire any shares of FRSG Common Stock. There are no outstanding contractual obligations of FRSG to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

SECTION 5.04. Authority Relative to This Agreement. FRSG has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by FRSG and the consummation by FRSG of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of FRSG are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the FRSG Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of FRSG Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL, (the “FRSG Stockholder Approval”)). This Agreement has been duly and validly executed and delivered by FRSG and, assuming due authorization, execution and delivery by the Company Parties, constitutes a legal, valid and binding obligation of FRSG, enforceable against FRSG in accordance with its terms subject to the Remedies Exceptions. The FRSG Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the FRSG Certificate of Incorporation shall not apply to the FRSG Merger, this Agreement, any Ancillary Agreement or any of the other Transactions.

SECTION 5.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by FRSG does not, and the performance of this Agreement by FRSG will not, (i) conflict with or violate the FRSG Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of FRSG or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of FRSG pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which FRSG is a party or by which each of FRSG or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a FRSG Material Adverse Effect.

(b) The execution and delivery of this Agreement by FRSG does not, and the performance of this Agreement by FRSG will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent FRSG from performing its material obligations under this Agreement.

SECTION 5.06. Compliance. FRSG is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to FRSG or by which any property or asset of FRSG is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which FRSG is a party or by which FRSG or any property or asset of FRSG is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a FRSG Material Adverse Effect. FRSG is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for FRSG to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07. SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) FRSG has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 8, 2021, together with any amendments, restatements or supplements thereto (collectively, the “FRSG SEC Reports”). FRSG has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by FRSG with the SEC to all agreements, documents and other instruments that previously had been filed by FRSG with the SEC and are currently in effect. As of their respective dates, the FRSG SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any FRSG SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other FRSG SEC Report. Each director and executive officer of FRSG has filed with the SEC on a timely basis all documents required with respect to FRSG by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the FRSG SEC Reports was prepared in accordance with U.S. GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of FRSG as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). FRSG has no off-balance sheet arrangements that are not disclosed in the FRSG SEC Reports. No financial statements other than those of FRSG are required by U.S. GAAP to be included in the consolidated financial statements of FRSG.

(c) Except as and to the extent set forth in the FRSG SEC Reports, FRSG has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with U.S. GAAP, except for liabilities and obligations arising in the ordinary course of FRSG’s business.

(d) FRSG is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e) FRSG has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to FRSG and other material information required to be disclosed by FRSG in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to FRSG’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting FRSG’s principal executive officer and principal financial officer to material information required to be included in FRSG’s periodic reports required under the Exchange Act.

(f) FRSG maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that FRSG maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with U.S. GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. FRSG has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of FRSG to FRSG’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of FRSG to record, process, summarize and report financial data. FRSG has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of FRSG. Since March 31, 2020, there have been no material changes in FRSG’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by FRSG to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of FRSG, and FRSG has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither FRSG (including any employee thereof) nor FRSG’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by FRSG, (ii) any fraud, whether or not material, that involves FRSG’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by FRSG or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the FRSG SEC Reports. To the knowledge of FRSG, none of the FRSG SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08. Business Activities; Absence of Certain Changes or Events.

(a) Since its formation, and on and prior to the date of this Agreement, FRSG has not conducted any business activities other than ordinary course operations as a publicly-traded special purpose acquisition company and activities directed toward the accomplishment of a Business Combination.

(b) Except as set forth in the FRSG Organizational Documents, there is no agreement, commitment or Governmental Order binding upon FRSG or to which FRSG is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of FRSG or any acquisition of property by FRSG or the conduct of business by FRSG as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a FRSG Material Adverse Effect.

(c) Except for this Agreement and the Transactions, FRSG does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, FRSG is not party to, bound by or has its assets or property subject to any contract or transaction which constitutes a Business Combination.

(d) Except (i) as set forth on Section 5.08(d) of the FRSG Disclosure Schedule (ii) for this Agreement and the agreements expressly contemplated hereby or agreements reasonably necessary in connection with the obligations hereunder, (iii) with respect to fees and expenses of FRSG’s legal, financial and other advisors and (iii) any loan from the Sponsor or an affiliate thereof or certain of FRGS’s officers and directors to finance FRSG’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, FRSG is not, and at no time has been, party to any contract with any other person that would require payments by FRSG in excess of $500,000 in the aggregate with respect to any individual contract (other than this Agreement and the agreements expressly contemplated hereby).

(e) There is no material liability, debt or obligation against FRSG, except for (i) liabilities and obligations (x) reflected or reserved for on FRSG’s consolidated balance sheet for the quarterly period ended March 31, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to FRSG) or (y) that have arisen since the date of FRSG’s consolidated balance sheet for the quarterly period March 31, 2021 in the ordinary course of business of FRSG, or (ii) any loan from the Sponsor or an affiliate thereof or certain of FRSG’s officers and directors to finance FRSG’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions.

(f) Since its formation, and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (i) FRSG has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, (ii) FRSG has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, and (iii) there has not been a FRSG Material Adverse Effect.

SECTION 5.09. Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of FRSG, threatened against FRSG, or any property or asset of FRSG, before any Governmental Authority. Neither FRSG nor any material property or asset of FRSG is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of FRSG, continuing investigation by, any Governmental Authority.

SECTION 5.10. Board Approval; Vote Required.

(a) The FRSG Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of FRSG and its stockholders and declared it advisable that FRSG enter into this Agreement and consummate the Transactions, (ii) adopted this Agreement and approved the execution, delivery and performance by FRSG of this Agreement and the Transactions, (iii) resolved to recommend that the stockholders of FRSG approve and adopt this Agreement and the Transactions, and (iv) directed that this Agreement and the Transactions, be submitted to the stockholders of FRSG for approval and adoption at the FRSG Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of FRSG necessary to approve the Transactions is the FRSG Stockholder Approval.

SECTION 5.11. Brokers. Except as set forth on Section 5.11 of the FRSG Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of FRSG. FRSG has provided the Company with a true and complete copy of all contracts described on Section 5.11 of the FRSG Disclosure Schedule.

SECTION 5.12. FRSG Trust Account. As of the date of this Agreement, FRSG has no less than $222,439,550 in the trust account established by FRSG for the benefit of its public stockholders (including, if applicable, an aggregate of $7,785,384 of deferred underwriting discounts and commissions being held in the trust account) maintained in a trust account at JP Morgan Chase Bank, N.A. ( “Trust Account”). The monies of such Trust Account are held in cash or invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of March 4, 2021, between FRSG and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. FRSG has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by FRSG or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between FRSG and the Trustee that would cause the description of the Trust Agreement in the FRSG SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than stockholders of FRSG who shall have elected to redeem their shares of FRSG Class A Common Stock pursuant to the FRSG Organizational Documents) to any portion of the proceeds in the Trust

Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes of FRSG from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the FRSG Organizational Documents. As of the date of this Agreement, following the Effective Time, no FRSG stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder has validly exercised its Redemption Rights. There are no Actions pending or, to the knowledge of FRSG, threatened in writing with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company Parties of their obligations hereunder, FRSG has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to FRSG at the Effective Time.

SECTION 5.13. Employees. Other than any officers as described in the FRSG SEC Reports, FRSG has no employees on its payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by FRSG’s officers and directors in connection with activities on FRSG’s behalf in an aggregate amount not in excess of the amount of cash held by FRSG outside of the Trust Account, FRSG has no unsatisfied material liability with respect to any officer or director. FRSG has never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

SECTION 5.14. Taxes.

(a) All material Tax Returns of FRSG have been duly and timely filed (taking into account any valid extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by FRSG, or for which FRSG may be liable, that have become due and payable have been timely paid in full to the appropriate Taxing Authority, other than Taxes which are not yet due and payable and which have been adequately accrued and reserved in accordance with GAAP as of the date of the Audited Financial Statements. FRSG has withheld and paid or otherwise accounted to the appropriate Taxing Authority all material Taxes required to have been withheld and paid or otherwise accounted for in connection with any amounts or benefits paid, owing or provided to any current or former or prospective employee or director, independent contractor, creditor, equityholder or other third party. FRSG has not taken advantage of any change in Law or any scheme introduced by a Taxing Authority in connection with COVID-19 that has the result of reducing or temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of FRSG to any Taxing Authority or providing reliefs in respect of Tax.

(b) FRSG has provided adequate reserves in accordance with U.S. GAAP (or other applicable GAAP) in the FRSG SEC Reports for any material Taxes of FRSG as of the date of the FRSG SEC Reports that have not been paid.

(c) Other than as a beneficiary thereto, FRSG is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar contract or arrangement (other than any such agreement entered into in the ordinary course of business and not primarily relating to Taxes).

(d) FRSG will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under any income Tax Law; (ii) closing agreement with any Taxing Authority under any income Tax Law; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account under any Tax Law entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(e) FRSG has not been a member of an affiliated, consolidated, combined or unitary group for any Tax purpose. FRSG does not have any material liability for the Taxes of any Person as a result of being a member of a consolidated group, fiscal unity or unified group, as a transferee or successor, by contract or otherwise, in each case (other than any such agreement entered into in the ordinary course of business and not primarily relating to Taxes).

(f) All payments by, to or among FRSG, any subsidiaries of FRSG and their affiliates comply with all applicable transfer pricing requirements imposed by any Taxing Authority in all material respects.

(g) FRSG is not a party to any material ruling or similar agreement or arrangement with a Taxing Authority, and FRSG has no request for a material ruling in respect of Taxes between it and any Taxing Authority.

(h) FRSG has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, in each case, that is still in effect.

(i) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of a material amount of Taxes or material Tax matters is pending, being conducted or has been announced or threatened in writing with respect to FRSG. There is no outstanding claim, assessment or deficiency against FRSG for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of FRSG, threatened by any Taxing Authority.

(j) There are no Liens for Taxes upon any of the assets of FRSG except for Permitted Liens.

(k) FRSG has not received written notice of any claim from a Taxing Authority in a jurisdiction in which FRSG does not file Tax Returns stating that FRSG is or may be subject to Tax in such jurisdiction.

(l) FRSG is, and has been since its inception, properly classified as a corporation for U.S. federal income tax purposes.

(m) FRSG has not taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Notwithstanding any other provision in this Agreement, nothing in this Section 5.14 shall be construed as providing a representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether U.S. federal, state, local or non-U.S.) of the FRSG or of the ability of the FRSG to take any position or adopt any practice with respect to Taxes in a taxable period (or portion thereof) beginning after the Closing Date. The representations and warranties in this Section 5.14 are the sole and exclusive representations and warranties made by FRSG with respect to any Tax matters.

SECTION 5.15. Registration and Listing. The issued and outstanding FRSG Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “FRSG U”. As of the date of this Agreement, there is no Action pending or, to the knowledge of FRSG, threatened in writing against FRSG by the NASDAQ or the SEC with respect to any intention by such entity to deregister the FRSG Units, the shares of FRSG Class A Common Stock, or FRSG Warrants or terminate the listing of FRSG on the NASDAQ. None of FRSG or any of its affiliates has taken any action in an attempt to terminate the registration of the FRSG Units, the shares of FRSG Class A Common Stock, or the FRSG Warrants under the Exchange Act.

SECTION 5.16. Interested Party Transaction. Except as described in the FRSG SEC Reports or in connection with any loan from the Sponsor or an affiliate thereof or certain of FRSG’s officers and directors to finance FRSG’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, there are no transactions, contracts, side letters, arrangements or understandings between FRSG, on the one hand, and any director, officer, employee, stockholder, warrant holder or affiliate of FRSG, on the other hand.

SECTION 5.17. Investment Company Act. FRSG is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.18. FRSG’s Investigation and Reliance. FRSG is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by FRSG together with expert advisors, including legal counsel, that they have engaged for such purpose. FRSG and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. FRSG is not relying on any statement, representation or warranty, oral or written, express or implied, made by any Company Party or any of their respective Representatives, except as expressly set forth in ARTICLE IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by a Company Party pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to FRSG or any of its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to FRSG or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule). FRSG acknowledges that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01. Conduct of Business by the Company Parties Pending the FRSG Merger.

(a) Each of the Company Parties agrees that, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as required to comply with the terms of the Company Shareholders’ Agreement, (3) as set forth in Section 6.01 of the Company Disclosure Schedule, and (4) as required by applicable Law, unless FRSG shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed and which consent shall be deemed to have been given if the Company does not receive a definitive response from FRSG within ten (10) Business Days of making a request for such consent):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; and

(ii) the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth in the corresponding subsection of Section 6.01 of the Company Disclosure Schedule, and (iii) as required by applicable Law, the Company, NewCo and Merger Sub shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of FRSG (which consent shall not be unreasonably conditioned, withheld or delayed and which consent shall be deemed to have been given if the Company does not receive a definitive response from FRSG within ten (10) Business Days of making a request for such consent):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary, or (B) any material assets of the Company or any Company Subsidiary;

(iii) form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi)(A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any material assets or any corporation, partnership, other business organization or any division thereof for consideration in excess of £200,000; or (B) incur any Indebtedness having a principal or stated amount in excess of £200,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances in excess of £100,000 individually or £200,000 in the aggregate, or intentionally grant any security interest in any of its assets;

(vii) other than the Company Board, pursuant to the terms of the Company Equity Plan, declaring all Company Options to be vested in connection with the Transactions, (A) grant any new or materially increase any existing compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee, Worker or consultant who earns a base annualized salary, wage or fee in excess of £150,000, (B) enter into any new or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy, or termination agreement with any current or former director, officer, employee, Worker, or consultant, who earns a base annualized salary, wage or fee in excess of £150,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee, Worker, or consultant, or (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees;

(viii) adopt, amend and/or terminate any Company Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(ix) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by IFRS;

(x) other than in the ordinary course of business, (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, claim or other controversy relating to Taxes;

(xi) change the Company’s or any Company Subsidiary’s residence for income or corporation Tax purposes (including for the purpose of a double taxation arrangement) or create any taxable place of business by the Company or any Company Subsidiary in a jurisdiction in which it is not so resident;

(xii)(A) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, except, in the case of any contract or agreement in listed in Sections 4.16(a)(i), (ii), (iii), (iv), (vi) or (vii), in the ordinary course of business;

(xiii) materially amend or modify, extend, renew or terminate any of the Lease Documents;

(xiv) enter into any new Lease with annual payments above £200,000;

(xv) fail to maintain the Leased Real Property, including the improvements located thereon or used in connection therewith, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted;

(xvi) fail to maintain the existence of, or use reasonable efforts to protect any material item of Company-Owned IP;

(xvii) intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings or recordings, or fail to pay all required fees and Taxes required to maintain and protect its interest in each material item of Company-Owned IP;

(xviii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed £200,000; or

(xix) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Nothing herein shall require the Company to obtain consent from FRSG to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to FRSG, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of FRSG and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.02. Conduct of Business by FRSG Pending the FRSG Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), FRSG agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of FRSG shall be conducted in the ordinary course of business and in a manner consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), FRSG shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the FRSG Organizational Documents or form any subsidiary of FRSG;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to the FRSG Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the FRSG Common Stock or FRSG Warrants except for redemptions from the Trust Account and conversions of the FRSG Founders Stock that are required pursuant to the FRSG Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests of FRSG, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of FRSG, except in connection with conversion of the FRSG Founders Stock pursuant to the FRSG Organizational Documents and in connection with a loan from the Sponsor or an affiliate thereof or certain of FRSG’s officers and directors to finance FRSG’s transaction costs in connection with the Transactions;

(e) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any Indebtedness or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of FRSG, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Sponsor or an affiliate thereof or certain of FRSG’s officers and directors to finance FRSG’s transaction costs in connection with the Transactions;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in U.S. GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) other than in the ordinary course of business, (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, claim or other controversy relating to Taxes;

(i) change FRSG’s residence for income Tax purposes (including for the purpose of a double taxation arrangement) or create any taxable place of business by FRSG in a jurisdiction in which it is not so resident;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of FRSG;

(k) amend the Trust Agreement or any other agreement related to the Trust Account; or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(m) Nothing herein shall require FRSG to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of FRSG prior to the Closing Date. Prior to the Closing Date, each of FRSG and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.03. Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and FRSG on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Account for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against FRSG or any other person (a) for legal relief against monies or other assets of FRSG held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against FRSG (or any successor entity) in the event this Agreement is terminated for any reason and FRSG consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Account in violation of the foregoing, FRSG shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event FRSG prevails in such action or proceeding.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01. Registration Statement; Proxy Statement/Prospectus.

(a) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.01, the Company and FRSG shall prepare and mutually agree upon and the Company shall cause NewCo to, and NewCo shall, file with the SEC a registration statement on Form F-4 relating to the Transactions (as amended from time to time, the “Registration Statement”) (it being understood that the Registration Statement shall include a proxy statement / prospectus (the “Proxy Statement/Prospectus”) which will be included therein as a prospectus with respect to NewCo and which will be used as a proxy statement with respect to the FRSG Stockholders’ Meeting to adopt and approve the FRSG Proposals and other matters reasonably related to the FRSG Proposals, all in accordance with and as required by FRSG’s Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the NASDAQ) to be sent to the stockholders of FRSG relating to the meeting of FRSG’s stockholders (including any adjournment or postponement thereof, the “FRSG Stockholders’ Meeting”) to be held to consider (x) approval and adoption of this Agreement and the FRSG Merger, (y) the approval and adoption of the equity incentive plan in the form reasonably agreed between the parties following the date hereof (the “Equity Incentive Plan Proposal”) and (z) any other proposals the Parties deem necessary to effectuate the Transactions (collectively, the “FRSG Proposals”). Each of FRSG and the Company shall furnish all information as may be reasonably requested by another party in connection with such actions and the preparation of the Registration Statement and Proxy Statement/Prospectus. FRSG and the Company each shall use their reasonable best efforts to (x) cause the Registration Statement and Proxy Statement/Prospectus, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (y) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement and Proxy Statement/Prospectus and (z) have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC. As promptly as practicable following the effectiveness of the Registration Statement (and in any event within five (5) Business Days thereof), FRSG shall mail the Proxy Statement/Prospectus to its stockholders. The Company shall cause NewCo to promptly advise FRSG of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the NewCo Ordinary Shares for offering or sale in any jurisdiction, and each of NewCo, the Company and FRSG shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b) No filing of, or amendment or supplement to the Proxy Statement/Prospectus will be made by FRSG without the approval of the Company or by NewCo without the approval of FRSG (any such approval not to be unreasonably withheld, conditioned or delayed). Each of FRSG and NewCo will advise the other party promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. Each of FRSG, NewCo and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned, or delayed) any response to comments of the SEC with respect to the Proxy Statement/Prospectus and any amendment to the Proxy Statement/Prospectus filed in response thereto.

(c) FRSG represents that the information supplied by FRSG for inclusion in the Proxy Statement/Prospectus shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of FRSG, (ii) the time of the FRSG Stockholders’ Meeting and (iii) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to FRSG, or its respective officers or directors, should be discovered by FRSG which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, FRSG shall promptly inform the Company. All documents that FRSG is responsible for filing with the SEC in connection with the FRSG Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) The Company represents that the information supplied by the Company for inclusion in the Proxy Statement/Prospectus shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of FRSG, (ii) the time of the FRSG Stockholders’ Meeting and (iii) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform FRSG. All documents that the Company is responsible for filing with the SEC in connection with the FRSG Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

SECTION 7.02. FRSG Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a) FRSG shall call and hold the FRSG Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement/Prospectus by the SEC for the purpose of voting solely upon the FRSG Proposals, and FRSG shall use its reasonable best efforts to hold the FRSG Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement/Prospectus by the SEC; provided that FRSG may postpone or adjourn the FRSG Stockholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate upon the good faith determination by the FRSG Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the FRSG Proposals or otherwise take actions consistent with FRSG’s obligations pursuant to Section 7.07 of this Agreement. FRSG shall use its reasonable best efforts to obtain the approval of the FRSG Proposals at the FRSG Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the FRSG Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The FRSG Board shall recommend to its stockholders that they approve the FRSG Proposals (“FRSG Board Recommendation”) and shall include such FRSG Board Recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing, if the FRSG Board, after consultation with its outside legal counsel, determines in good faith that failure to withdraw, modify, amend or qualify a FRSG Board Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to FRSG’s stockholders under applicable Law, then the FRSG Board may withdraw, modify, amend or qualify the FRSG Board Recommendation in the Proxy Statement/Prospectus (a “FRSG Board Recommendation Change”) so long as FRSG (to the extent lawful and reasonably practicable) first provides the Company with at least forty-eight (48) hours advance written notice of such withdrawal or modification (or, if shorter, as much prior notice as is applicable prior to the FRSG Stockholders’ Meeting).

(b) Promptly following the execution of this Agreement, NewCo shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub.

SECTION 7.03. Access to Information; Confidentiality.

(a) From the date of this Agreement until the Closing, the Company and FRSG shall (and shall cause their respective subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor FRSG shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the Parties pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement, dated March 11, 2021 (the “Confidentiality Agreement”), between FRSG and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.04. Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, the Parties shall not, and shall cause their respective subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s Subsidiaries other than with the other Parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.04. Each Party shall, and shall cause its Subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of the Company or any Company Subsidiary prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) (x) notify such person in writing that such Party is subject to an exclusivity agreement with respect to the Transaction that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.04 by a party or any of its Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.04 by such party.

SECTION 7.05. Directors’ and Officers’ Indemnification and Insurance.

(a) To the fullest extent permitted by Law, the memorandum and articles of association and bylaws, as applicable, of NewCo, the Surviving Corporation and the Company shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in (i) the articles of association of the Company and (ii) the certificate of incorporation and bylaws of FRSG, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or FRSG, as applicable, unless such modification shall be required by applicable Law. The Parties further agree that with respect to the provisions of the articles of association, bylaws, limited liability company agreements, or other organizational documents of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, NewCo agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or FRSG, as applicable, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or FRSG, as applicable, would have been permitted under applicable Law, the articles of association, certificate of organization, or the bylaws of the Company or FRSG, as applicable, in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) For a period of six (6) years from the Effective Time, NewCo shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering (i) those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to FRSG or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage and (ii) those persons who are currently covered by FRSG’s directors’ and officers’ liability insurance policy on terms not less favorable than the terms of such current insurance coverage. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the Company’s D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed 300% of the aggregate annual premium payable by the Company for the D&O Insurance for the year ended December 31, 2021 (on a pro-rated basis), unless the Company obtains FRSG’s written consent to spend more than 300% on such “tail” policy (such consent not to be unreasonably withheld). If the Company elects to purchase such a “tail” policy prior to the Effective Time, NewCo will maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(c) Prior to the Effective Time, FRSG may purchase a prepaid “tail” policy with respect to FRSG’s D&O Insurance from an insurance carrier with the same or better credit rating as FRSG’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed 300% of the aggregate annual premium payable by FRSG for FRSG’s D&O Insurance for the year ended December 31, 2021 (on a pro-rated basis), unless FRSG obtains the Company’s written consent to spend more than 300% on such “tail” policy (such consent not to be unreasonably withheld). If FRSG elects to purchase such a “tail” policy prior to the Effective Time, NewCo will maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(d) Prior to or in connection with the Closing, NewCo shall obtain “go-forward” D&O Insurance to cover the post-Closing directors and officers of NewCo, the Company, the Surviving Corporation, and the Company Subsidiaries. NewCo shall use commercial efforts to ensure that such “go-forward” D&O Insurance is reasonably satisfactory to FRSG. From and after the date of this Agreement, NewCo, the Company, and FRSG shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 7.05, including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance, and NewCo, the Company, and FRSG shall make available their Representatives as needed for any underwriting call.

(e) With respect to any claims that may be made under any D&O Insurance discussed in this Section 7.05, (i) prior to the Effective Time, FRSG, NewCo, and the Company shall cooperate with any other party as reasonably requested by such other party, and (ii) after the Effective Time, NewCo and the Company shall cooperate with any person insured by such policies as reasonably requested by such person.

(f) On the Closing Date, NewCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and FRSG with the post-Closing directors and officers of NewCo, which indemnification agreements shall continue to be effective following the Closing. For the avoidance of doubt, the indemnification agreements with the pre-Closing directors and officers of FRSG in effect as of the date hereof shall continue to be effective following the Closing, and NewCo shall cause the Surviving Corporation to continue to honor its obligations thereunder.

(g) NewCo agrees to comply with the provisions of Section 7.05(g) of the Company Disclosure Schedules.

SECTION 7.06. Notification of Certain Matters. The Company shall give prompt notice to FRSG, and FRSG shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with ARTICLE IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in ARTICLE VIII to fail. For clarity, unintentional failure to give notice under this Section 7.06 shall not be deemed to be a breach of covenant under this Section 7.06 and shall constitute only a breach of the underlying representation, warranty, covenant, agreement or condition, as the case may be.

SECTION 7.07. Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions.

(c) FRSG shall cause to be delivered at the Closing a copy of the Registration Rights Agreement duly executed by FRSG and the FRSG stockholders party thereto.

(d) The Company shall cause to be delivered at the Closing a copy of the Registration Rights Agreement duly executed by each party thereto (other than FRSG and the FRSG stockholders party thereto).

SECTION 7.08. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of FRSG and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with ARTICLE IX) unless otherwise prohibited by applicable Law or the requirements of the NASDAQ, each of FRSG and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the FRSG Merger or any of the other Transactions, and shall, except as required by applicable Law or stock exchange rules, not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.08 shall prevent FRSG or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.08.

SECTION 7.09. Stock Exchange Listing. FRSG, the Company and NewCo will use their reasonable best efforts to cause the NewCo Ordinary Shares issued in connection with the Transactions to be approved for listing on NASDAQ at Closing. During the period from the date hereof until the Closing, FRSG shall use its reasonable best efforts to keep the FRSG Units, FRSG Class A Common Stock and FRSG Warrants listed for trading on NASDAQ.

SECTION 7.10. Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.11. Trust Account. As of the Effective Time, the obligations of FRSG to dissolve or liquidate within a specified time period as contained in the FRSG Certificate of Incorporation will be terminated and FRSG shall have no obligation whatsoever to dissolve and liquidate the assets of FRSG by reason of the consummation of the FRSG Merger or otherwise, and no stockholder of FRSG shall be entitled to receive any amount from the Trust Account. At least seventy-two (72) hours prior to the Effective Time, FRSG shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to FRSG (to be held as available cash for immediate use on the balance sheet of FRSG, and to be used as set forth in this Agreement) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.12. Intended Tax Treatment.

(a) This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties (a) shall use its reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment and (b) shall not (and shall not permit or cause any of their affiliates, subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably be expected to materially prevent or impede the Transactions from qualifying for the Intended Tax Treatment. Without limiting the foregoing, each Party shall report and file all Tax Returns consistent with (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Closing, as applicable), and take no position inconsistent with, the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each Party will use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors in connection with the issuance to FRSG, NewCo, or the Company of any opinion relating to the Tax consequences of the Transactions, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of the Parties or their respective affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such counsel to render such opinion. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion relates to FRSG or any equityholders thereof, FRSG will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations, and (ii) to the extent such opinion relates to the Company or any equityholders thereof, the Company will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations.

(b) Except to the extent required by the SEC or any other Governmental Authority or as otherwise required under applicable Law, neither FRSG, NewCo, the Company nor any Company Subsidiary shall provide any advice, disclosure, assurance, representation, warranty or other communication regarding the Intended Tax Treatment or any other Tax consequences related to the Transactions to its equityholders. If any such Party sends any material written communication regarding the Intended Tax Treatment or any other Tax consequences related to the Transactions to its equityholders, such Party shall (x) allow each other Party to review and comment on any such communication (and revise such communication in good faith to reflect any such reasonable comments), and (y) to the maximum extent reasonably permissible in such communication, explicitly state in such communication that (1) the Intended Tax Treatment and other Tax consequences of the Transactions are not free from doubt, (2) none of the Parties, their equityholders, any of their affiliates or any of their Representatives is providing any advice, disclosure, assurance, representation or warranty regarding the Tax consequences of the Transactions, and (3) each such recipient should consult with and rely solely upon its own Tax advisors as to the Intended Tax Treatment and other Tax consequences of the Transactions.

SECTION 7.13. Termination of Related Party Agreements. Immediately prior to the Closing, the Company shall cause to be terminated all of the agreements required to be set forth on Section 4.20 of the Company Disclosure Schedule, other than those agreements set forth in Section 7.13 of the Company Disclosure Schedule. No such agreement (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing, and the Company and each Company Subsidiary shall be released from all liabilities thereunder effective as of the Closing. Immediately following the Closing, the Company shall cause to be terminated such provisions of the Company Shareholders’ Agreement that do not terminate automatically on the consummation of the Share Contribution.

SECTION 7.14. Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for such years, each audited in accordance with IFRS and the auditing standards of the IASB not later than thirty (30) days from the date of this Agreement and (ii) any audited financial statements (which shall be accompanied by a report of its independent registered public accounting firm) and any unaudited financial statements, in each case, that are required to be included under Item 2.01, 5.06 and/or 9.01 of Form 8-K in connection with a Current Report on Form 8-K to be filed by NewCo under the Exchange Act as a result of consummation of the Transactions, assuming such Form 8-K will be filed on the first Business Day immediately following the Closing Date (together with any consents of the Company’s independent registered public accounting firm required under the Securities Act or the Exchange Act in connection with the filing of such Current Report on Form 8-K), prior to the Closing Date.

SECTION 7.15. Certain Company Matters.

(a) As of the date of this Agreement, each Supporting Company Shareholder and NewCo shall duly execute and deliver to FRSG and the Company an Acquisition Agreement.

(b) The Company shall, promptly following the effectiveness of the Registration Statement (and in any event no later than three (3) Business Days after such effectiveness) cause the Dragging Shareholder to provide a Drag Along Notice to the Called Shareholders and the Company with such notice to be served in accordance with the Company Articles of Association and the Company Shareholders’ Agreement and to contain the details required in the Company Articles of Association and the Company Shareholders’ Agreement.

(c) Promptly following the service of the Drag Along Notices to the Called Shareholders in accordance with Section 7.15(b) above, the Company will use commercially reasonable efforts to cause all Called Shareholders to deliver by the Closing Date a duly executed Contribution Letter of Transmittal and Company Stock Transfer Form to the Company. In the event that any Called Shareholder has not delivered to the Company a duly executed Contribution Letter of Transmittal and Company Stock Transfer Form prior to the deadline set forth in the Drag Along Notice, then any director of the Company shall, pursuant to the Company Articles of Association and the Company Shareholders’ Agreement, on the Closing Date execute and deliver a Contribution Letter of Transmittal and Company Stock Transfer Form as an attorney for any such Called Shareholder.

(d) The Company shall keep FRSG reasonably informed with respect to the matters contemplated by this Section 7.15 and shall give FRSG a reasonable chance to review and comment on any written information provided to the Company Shareholders related to the Transactions.

(e) At the Closing, the Company shall repay, or cause to be repaid, all outstanding amounts owed under the Company Debt at the Closing Date pursuant to the Payoff Letters (as defined below) (collectively, the “Closing Payoff”). In order to facilitate the Closing Payoff, the Company shall, prior to Closing, (i) deliver all notices and take all other customary actions required to effect the Closing Payoff, (ii) obtain and deliver to FRSG (A) customary payoff and termination documentation, in form and substance reasonably satisfactory to FRSG (collectively, the “Payoff Letters”), which Payoff Letters shall provide that, to the extent applicable and unless otherwise agreed by FRSG, the applicable lenders have agreed to release all guarantees of such indebtedness and all Liens in respect of such indebtedness relating to the assets and properties of the Company and the Company Subsidiaries, in each case, immediately upon receipt of the amounts indicated in such Payoff Letters and (B) customary release documentation for each related guarantee and each Lien in respect thereof (including mortgage releases, if applicable), in each case, in form and substance reasonably satisfactory to FRSG.

ARTICLE VIII

CONDITIONS TO THE TRANSACTIONS

SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the Transactions, including the FRSG Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) FRSG Stockholders’ Approval. The FRSG Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of FRSG in accordance with the Proxy Statement/Prospectus, the DGCL, the FRSG Organizational Documents and the rules and regulations of the NASDAQ.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the FRSG Merger, illegal or otherwise prohibiting consummation of the Transactions, including the FRSG Merger.

(c) Stock Exchange Listing. The NewCo Ordinary Shares shall have been accepted for listing on NASDAQ, or another national securities exchange mutually agreed to by the Parties, as of the Closing Date.

(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened in writing by the SEC.

SECTION 8.02. Conditions to the Obligations of FRSG. The obligations of FRSG to consummate the Transactions, including the FRSG Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company Parties contained in (i) Section 4.01, Section 4.02, Section 4.04, Section 4.05(a)(i) and Section 4.22 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.03 shall be true and correct other than de minimis inaccuracies as of the date hereof and the Effective Time, (iii) Section 4.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time (except to the extent that any such representation and warranty expressly is made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), and (iv) the other provisions of ARTICLE IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to FRSG a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing.

SECTION 8.03. Conditions to the Obligations of the Company Parties. The obligations of the Company Parties to consummate the Transactions, including the FRSG Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of FRSG contained in (i) Section 5.01, Section 5.02, Section 5.04, Section 5.05(a)(i) and Section 5.11 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.03 shall be true and correct other than de minimis inaccuracies as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), (iii) Section 5.08(f)(iii) shall be true and correct in all respects as of the date hereof and the Effective Time, and (iv) the other provisions of ARTICLE V shall be true and correct in all respects (without giving effect to any “materiality,” “FRSG Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a FRSG Material Adverse Effect.

(b) Agreements and Covenants. FRSG shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. FRSG shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of FRSG, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No FRSG Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(e) Available Cash. The amount of Available Cash shall not be less than $91,392,864.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination. This Agreement may be terminated and the FRSG Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or FRSG, as follows:

(a) by mutual written consent of FRSG and the Company; or

(b) by either FRSG or the Company if the Effective Time shall not have occurred prior to the date that is one hundred eighty (180) days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in ARTICLE VIII on or prior to the Outside Date; or

(c) by either FRSG or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the FRSG Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the FRSG Merger; or

(d) by either FRSG or the Company if any of the FRSG Proposals shall fail to receive the requisite vote for approval at the FRSG Stockholders’ Meeting; or

(e) by FRSG upon a breach of any representation, warranty, covenant or agreement on the part of the Company Parties set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that FRSG has not waived such Terminating Company Breach and FRSG is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company Parties, FRSG may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty (30) days after written notice of such breach is provided by FRSG to the Company and (y) the Outside Date; or

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of FRSG set forth in this Agreement, or if any representation or warranty of FRSG shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and 8.03(b) would not be satisfied (“Terminating FRSG Breach”); provided that the Company has not waived such Terminating FRSG Breach and the Company Parties are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating FRSG Breach is curable by FRSG, the Company may not terminate this Agreement under this Section 9.01(f) for so long as FRSG continues to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty (30) days after written notice of such breach is provided by the Company to FRSG and (y) the Outside Date;

(g) by the Company in the event of a FRSG Board Recommendation Change; or

(h) by the Company in the event the amount of Available Cash is less than $91,392,864; provided, however, that the Company may not terminate this Agreement under this Section 9.01(h) until at least twenty (20) calendar days after the initial announced date of the FRSG Stockholders’ Meeting (regardless of whether such meeting has been adjourned or postponed).

SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in ARTICLE X, and any corresponding definitions set forth in ARTICLE I; provided, however, that termination shall not relieve any Party for any liability for a willful material breach of this Agreement prior to such termination or fraud.

SECTION 9.03. Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the FRSG Merger or any other Transaction is consummated; provided that if the Closing shall occur, NewCo shall pay or cause to be paid, (i) the unpaid Company Transaction Expenses, and (ii) the unpaid FRSG Transaction Expenses; it being understood that any payments to be made (or to cause to be made) by NewCo under this Section 9.03 shall be paid as soon as reasonably practicable upon consummation of the

FRSG Merger and release of proceeds from the Trust Account, provided, that, for the avoidance of doubt, in no event will any such payment occur prior to Closing. The Company shall deliver to FRSG at least seven (7) Business Days prior to Closing a schedule setting forth the aggregate Company Transaction Expenses.

SECTION 9.04. Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

SECTION 9.05. Waiver. At any time prior to the Effective Time, (i) FRSG may (a) extend the time for the performance of any obligation or other act of the Company Parties, (b) waive any inaccuracy in the representations and warranties of the Company Parties contained herein or in any document delivered by the Company Parties pursuant hereto and (c) waive compliance with any agreement of the Company Parties or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of FRSG, (b) waive any inaccuracy in the representations and warranties of FRSG contained herein or in any document delivered by FRSG pursuant hereto and (c) waive compliance with any agreement of FRSG or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to FRSG:

First Reserve Sustainable Growth Corp.

290 Harbor Drive, Fifth Floor

Stamford, CT 06902

Attention: Neil A. Wizel

Email: nwizel@firstreserve.com

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin St. Suite 2500

Houston, TX 77002

Attention: Ramey Layne

Email: rlayne@velaw.com

if to NewCo or Merger Sub:

EO Charging

c/o Maples Corporate Services Limited

P.O. Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Attention: John Higelin and Thomas Birkhold

with a copy to:

Juuce Limited

Tomo House, Tomo Road

Stowmarket, IP14 5AY

United Kingdom

Attention: Charlie Jardine; Karen Tew

Email: charlie.jardine@eocharging.com; karen.tew@eocharging.com

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Jackie Cohen

Email: jackie.cohen@weil.com

if to the Company:

Juuce Limited Tomo House,

Tomo Road

Stowmarket, IP14 5AY

United Kingdom

Attention: Charlie Jardine; Karen Tew

Email: charlie.jardine@eocharging.com; karen.tew@eocharging.com with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Jackie Cohen

Email: jackie.cohen@weil.com

SECTION 10.02. Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this ARTICLE X and any corresponding definitions set forth in ARTICLE I.

SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04. Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.03(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other Parties.

SECTION 10.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07. Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10. Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the FRSG Merger) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.

SECTION 10.11. No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows.]

IN WITNESS WHEREOF, FRSG, Merger Sub, NewCo, and the Company caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FIRST RESERVE SUSTAINABLE GROWTH CORP.

By	/s/ Neil A. Wizel
Name: Neil A. Wizel
Title: Chief Executive Officer

EO CHARGING

By	/s/ Thomas Birkhold
Name: Thomas Birkhold
Title: Director

CHARGE MERGER SUB, INC.

By	/s/ Thomas Birkhold
Name: Thomas Birkhold
Title: Director

JUUCE LIMITED

By	/s/ John Jardine
Name: John Jardine
Title: Director

[Signature Page to the Business Combination Agreement]

EXHIBIT A

Form of Registration Rights Agreement

[Attached]

1

EXHIBIT B

Form of Amended NewCo Memorandum and Articles of Association

[Attached]

1

EXHIBIT C

Form of Company Articles of Association

[Attached]

1

EXHIBIT D

Directors of NewCo

1.	Thomas Amburgey or such other individual as designated by FRSG prior to closing

2.	Charles Jardine

3.	Colin Campbell or such other individual as designated by REEIF EO1 S.a.r.l.

1

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [______], 2021, is made and entered into by and among EO Charging, an exempted company incorporated with limited liability in the Cayman Islands (“NewCo”), First Reserve Sustainable Growth Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, on March 4, 2021, First Reserve Sustainable Growth Corp, a Delaware corporation (“FRSG”), the Sponsor and certain other security holders named therein (the “FRSG Holders”) entered into that certain Registration Rights Agreement (the “FRSG Registration Rights Agreement”), pursuant to which FRSG granted the Sponsor and such other FRSG Holders certain registration rights with respect to certain securities of FRSG;

WHEREAS, on August 12, 2021, FRSG, NewCo, Charge Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of NewCo (“Merger Sub”), and Juuce Limited, a private limited company incorporated under the laws of England and Wales (registration number 09314212) (“Juuce”), entered into that certain Business Combination Agreement and Plan of Reorganization (the “BCA”), pursuant to which, among other things, (i) Merger Sub will merge with and into FRSG on or about the date hereof, with FRSG surviving the merger as a wholly owned subsidiary of NewCo and the stockholders and warrant holders of FRSG receiving, in exchange for FRSG Common Stock and FRSG Warrants, an equal number of ordinary shares of NewCo (“Ordinary Shares”) and warrants to purchase Ordinary Shares, respectively, (ii) certain of the equity holders of Juuce (“Juuce Holders”) will enter into an Acquisition Agreement pursuant to which they will, subject to the terms and conditions in the Acquisition Agreements, contribute their Juuce securities to NewCo in exchange for Ordinary Shares and (iii) that certain holder of a warrant to purchase common shares of Juuce (the “Juuce Warrant Holder”) will enter into a Letter Agreement with Juuce and FRSG pursuant to which Juuce will cause NewCo to assume such warrant and amend and restate such warrant so as to entitle the Juuce Warrant Holder to purchase a number of Ordinary Shares at an adjusted exercise price per share as determined under the BCA (the “Juuce Assumed Warrant”), as applicable (collectively, the “Business Combination”);

WHEREAS, after the closing of the Business Combination, the Holders will own Ordinary Shares, the Juuce Warrant Holder will hold the Juuce Assumed Warrant and the Sponsor and FRSG Holders will own warrants to purchase a number of Ordinary Shares equal to the number of shares of FRSG Common Stock subject to the applicable FRSG Warrants (“Assumed Warrants”); and

WHEREAS, NewCo and the Holders desire to enter into this Agreement, pursuant to which NewCo shall grant the Holders certain registration rights with respect to certain securities of NewCo, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“Assumed Warrants” shall have the meaning given in the Recitals.

“BCA” shall have the meaning given in the Recitals.

“Block Trade” shall have the meaning given in subsection 2.3.1.

“Board” shall mean the board of directors of NewCo.

“Business Combination” shall have the meaning given in the Recitals.

“Commission” shall mean the Securities and Exchange Commission.

“Demanding Holder” shall mean any Holder or group of Holders that together elects to dispose of Registrable Securities having an aggregate value of at least US$25 million, at the time of the Underwritten Demand, under a Registration Statement pursuant to an Underwritten Offering.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1.

“Equity Award Shares” shall mean Ordinary Shares issued upon the issuance, vesting, settlement or exercise of restricted stock, restricted stock units, stock options or other compensatory equity awards outstanding as of immediately following the closing of the Business Combination in respect of awards of Juuce outstanding immediately prior to the closing of the Business Combination.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Financial Counterparty” shall have meaning given in subsection 2.3.1.

“FRSG” shall have the meaning given in the Recitals.

“FRSG Class A Common Stock” means FRSG’s Class A Common Stock, par value $0.0001 per share.

“FRSG Common Stock” means FRSG Class A Common Stock and FRSG’s Class B Common Stock, par value $0.0001 per share.

“FRSG Holders” shall have the meaning given in the Recitals.

“FRSG Registration Rights Agreement” shall have the meaning given in the Recitals.

“FRSG Warrants” means whole warrants to purchase shares of FRSG Class A Common Stock as contemplated under the FRSG Warrant Agreement, with each whole warrant exercisable for one share of FRSG Class A Common Stock at an exercise price of $11.50 per share.

”FRSG Warrant Agreement” means that certain warrant agreement dated March 4, 2021 by and between FRSG and Continental Stock Transfer & Trust Company.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Juuce” shall have the meaning given in the Recitals.

“Juuce Assumed Warrant” shall have the meaning given in the Recitals.

2

“Juuce Holders” shall have the meaning given in the Recitals.

“Juuce Warrant Holder” shall have the meaning given in the Recitals.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Period” shall mean, (a) for each Juuce Holder other than Charlie Jardine, the period beginning on the closing date of the Business Combination and ending on the earlier of (1) the date that is one hundred-eighty (180) days after such date and (2) the date on which NewCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of NewCo’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property and (b) for Charlie Jardine and the FRSG Holders, the earlier of (i) one (1) year after the closing date of the Business Combination or (ii) subsequent to the closing date of the Business Combination, (A) if the last sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred-fifty (150) days after the closing date of the Business Combination or (B) the date on which NewCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of NewCo’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

“Lock-up Shares” shall mean (i) the Ordinary Shares held by the Juuce Holders immediately following the closing of the Business Combination (excluding Ordinary Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Business Combination); (ii) the Ordinary Shares held by the FRSG Holders immediately following the closing of the Business Combination (excluding Ordinary Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Business Combination); (iii) the Equity Awards Shares; and (iv) any equity securities of NewCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (i), (ii) or (iii) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction; provided that, for clarity, Ordinary Shares issued in connection with the exercise of the Assumed Warrants or the Juuce Assumed Warrant shall not constitute Lock-up Shares.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.3.

“Merger Sub” shall have the meaning given in the Recitals.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or necessary to make the statements therein not misleading, or an untrue statement of a material fact or an omission to state a material fact necessary to make the statements in a Prospectus, in the light of the circumstances under which they were made, not misleading.

“NewCo” shall have the meaning given in the Preamble.

“Ordinary Shares” shall have the meaning given in the Recitals.

“Other Coordinated Offering” shall have the meaning given in subsection 2.3.1.

“Permitted Transferees” shall mean (a) prior to the expiration of the Lock-up Period, any person or entity to whom a Juuce Holder is permitted to transfer Registrable Securities pursuant to Section 5.2 and (b) after the expiration of the Lock-up Period, any person or entity to whom a Juuce Holder is permitted to transfer Registrable Securities pursuant to the Memorandum and Articles of Association of NewCo, as may be amended from time to time.

3

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Pro Rata” shall have the meaning given in subsection 2.1.3.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Assumed Warrants (including any Ordinary Shares issued or issuable upon the exercise of any such Assumed Warrants), (b) any outstanding Ordinary Shares held by a Holder as of the date of this Agreement (including any Ordinary Shares issued or issuable upon exercise of any other outstanding equity securities of NewCo (other than equity securities issued pursuant to an employee stock option or other benefit plan) held by a Holder as of the date of this Agreement), (c) any Ordinary Shares issued or issuable upon the exercise of the Juuce Assumed Warrant, (d) any equity securities (including the Ordinary Shares issued or issuable upon the exercise of any such equity security) of NewCo issuable upon conversion of any working capital loans in an amount up to US$1,500,000 made to FRSG by a Holder and (e) any other equity security of NewCo issued or issuable with respect to any such Ordinary Shares referred to in clauses (a) through (d) above by way of a share sub-division or share dividend or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by NewCo and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 and Rule 145 (as applicable) promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to rules promulgated by, the Commission.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any securities exchange on which the Ordinary Shares are then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for NewCo;

(E) reasonable fees and disbursements of all independent registered public accountants of NewCo incurred specifically in connection with such Registration;

(F) the fees and expenses incurred in connection with the listing of any Registrable Securities on each securities exchange on which the Ordinary Shares are then listed;

4

(G) the fees and expenses incurred by NewCo in connection with any Underwritten Offering or other offering involving an Underwriter; and

(F) reasonable fees and expenses, not to exceed $100,000, of one (1) legal counsel selected by the majority-in-interest of Registrable Securities held by the Holders participating in the applicable Underwritten Offering, Block Trade or Other Coordinated Offering.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.2 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1.

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.

“Suspension Event” shall have the meaning given in Section 3.4 of this Agreement.

“Trading Day” means a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal or as a broker, placement agent or sales agent in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.2 of this Agreement.

“Underwritten Offering” shall mean a Registration in which securities of NewCo are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1. Registration.

2.1.1 Shelf Registration. (a) NewCo agrees that, within thirty (30) calendar days after the consummation of the Business Combination, NewCo will file with the Commission (at NewCo’s sole cost and expense) a Registration Statement registering the resale of all Registrable Securities (a “Shelf Registration”), which Shelf Registration may include Ordinary Shares that may be issuable upon exercise of outstanding warrants, or shares that may have been purchased in any private placement that was consummated at the same time as the closing of the Business Combination.

5

(b) NewCo shall use its reasonable best efforts to cause such Registration Statement to become effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement, and shall keep such Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Subject to the limitations contained in this Agreement, NewCo shall effect any Shelf Registration on such appropriate registration form of the Commission (a) as shall be selected by NewCo and (b) as shall permit the resale or other disposition of the Registrable Securities by the Holders. If at any time a Registration Statement filed with the Commission pursuant to Section 2.1.1 is effective and a Holder provides written notice to NewCo that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, NewCo will use its reasonable best efforts to promptly amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place in accordance with the terms of this Agreement.

(c) If any Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, NewCo shall, subject to Section 3.4, use its reasonable best efforts to as promptly as is reasonably practicable cause such Registration Statement to again become effective under the Securities Act (including using its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the sale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, NewCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if NewCo is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be a Registration Statement on Form F-3 or similar short-form registration statement available to NewCo to the extent that NewCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. NewCo’s obligation under this subsection 2.1.1(c), shall, for the avoidance of doubt, be subject to Section 3.4. If at any time during the Exercise Period (as defined in the Juuce Assumed Warrant) a sale under Rule 144 of the Securities Act is unavailable solely as a result of a delinquency in NewCo’s satisfaction of its public reporting obligations under the Exchange Act or the Securities Act, then NewCo shall be liable for and shall indemnify the Juuce Warrant Holder for all losses incurred by the Juuce Warrant Holder that directly arise out of or are directly related to the unavailability for resale of any Ordinary Shares held by the Juuce Warrant Holder under Rule 144 of the Securities Act; provided that this sentence shall not apply in the event and for so long as such delinquency is due to a material change in applicable accounting policy (IFRS or GAAP) as implemented by the U.S. Securities and Exchange Commission with respect to special purpose acquisition companies (“SPACs”) and provided further that such change is broadly applicable to SPACs generally.

(d) Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for sale on a delayed or continuous basis, NewCo, upon written request of the Sponsor or a Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered, at NewCo’s option, by any then available Registration Statement (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and causing the same to become effective as soon as practicable after such filing and such Registration Statement or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that NewCo shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor, on the one hand, and the Holders, on the other hand.

6

2.1.2 Underwritten Offering. Subject to the provisions of subsection 2.1.3 and Section 2.4 of this Agreement, any Demanding Holder may make a written demand to NewCo for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with Section 2.1.1 of this Agreement (an “Underwritten Demand”), following the expiration of the Lock-up Period, if any, applicable to such Demanding Holder. Any Underwritten Demand shall specify the number of Registrable Securities proposed to be included in such Registration and the intended method(s) of distribution thereof. NewCo shall, within ten (10) days of NewCo’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder not then subject to a Lock-up who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify NewCo, in writing, within five (5) days (two (2) days if such offering is an overnight or bought Underwritten Offering) after the receipt by the Holder of the notice from NewCo. Upon receipt by NewCo of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.2 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by NewCo in consultation with the Demanding Holders initiating the Underwritten Offering. Notwithstanding the foregoing, NewCo is not obligated to effect (i) more than an aggregate of two (2) Underwritten Offerings pursuant to this subsection 2.1.2 in any twelve (12) month period or (ii) an Underwritten Offering pursuant to this subsection 2.1.2 within one hundred and five (105) days after the closing of an Underwritten Offering.

2.1.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises or advise NewCo, the Demanding Holders, the Requesting Holders and other persons or entities holding Ordinary Shares or other equity securities of NewCo that NewCo is obligated to include pursuant to separate written contractual arrangements with such persons or entities (if any), taken together with all other Ordinary Shares or other securities which NewCo desires to sell, in writing that the dollar amount or number of Registrable Securities or other equity securities of NewCo requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of NewCo that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then NewCo shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Ordinary Shares or other equity securities of NewCo that NewCo desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Ordinary Shares or other equity securities of NewCo held by other persons or entities that NewCo is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.4 Registration Withdrawal. The Demanding Holders initiating an Underwritten Offering pursuant to subsection 2.1.2 of this Agreement and any Requesting Holders shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification to NewCo of their intention to withdraw from such Underwritten Offering prior to the launch of such Underwritten Offering. Following the receipt of any such withdrawal notice, NewCo shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, NewCo shall be responsible for the Registration Expenses incurred in connection with an Underwritten Demand prior to its withdrawal under this subsection 2.1.4.

7

2.2. Piggyback Registration.

2.2.1 Piggyback Rights. If NewCo proposes to (i) file a Registration Statement under the Securities Act with respect to an offering of equity securities of NewCo, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of NewCo, for its own account or for the account of shareholders of NewCo, other than a Registration Statement (A) filed in connection with any employee stock option or other benefit plan, (B) for an exchange offer or offering of securities solely to NewCo’s existing shareholders, (C) for an offering of debt that is convertible into equity securities of NewCo, (D) for a dividend reinvestment plan or (E) pursuant to a Registration Statement on Form F-4, S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (ii) consummate an Underwritten Offering for its own account or for the account of shareholders of NewCo, then NewCo shall give written notice of such proposed action to all of the Holders of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement, not less than ten (10) days before the anticipated filing date of such Registration Statement), which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days in the case of filing a Registration Statement or an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then two (2) days), in each case after receipt of such written notice (such Registration, a “Piggyback Registration”). NewCo shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of NewCo included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall, subject to Section 3.3, enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by NewCo.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises NewCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of the equity securities of NewCo that NewCo desires to sell, taken together with (i) the shares of equity securities of NewCo, if any, as to which Registration or Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration or Underwritten Offering has been requested pursuant to Section 2.2 of this Agreement and (iii) the shares of equity securities of NewCo, if any, as to which Registration or Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of NewCo, exceeds the Maximum Number of Securities, then:

(a) If the Registration or Underwritten Offering is undertaken for NewCo’s account, NewCo shall include in any such Registration or Underwritten Offering (A) first, the Ordinary Shares or other equity securities of NewCo that NewCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Ordinary Shares or other equity securities of NewCo, if any, as to which Registration or Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other shareholders of NewCo, which can be sold without exceeding the Maximum Number of Securities; or

8

(b) If the Registration or Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then NewCo shall include in any such Registration or Underwritten Offering (A) first, Ordinary Shares or other equity securities of NewCo, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Ordinary Shares or other equity securities of NewCo that NewCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Ordinary Shares or other equity securities of NewCo for the account of other persons or entities that NewCo is obligated to register pursuant to separate written contractual piggyback registration rights with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to NewCo and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to, as applicable, the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. NewCo (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, NewCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3 Block Trades; Other Coordinated Offerings.

2.3.1 Block Trade and Other Coordinated Offering Rights. Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement pursuant to Section 2.1.1 or Subsequent Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed, in the aggregate, $25 million or (y) for all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify NewCo of the Block Trade or Other Coordinated Offering at least ten (10) days prior to the day such offering is to commence and NewCo shall as expeditiously as possible use its reasonable best efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use reasonable best efforts to work with NewCo and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) prior to making such request in order to facilitate preparation of the prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.3.2 Block Trade or Other Coordinated Offering Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to withdraw from such Block Trade or Other Coordinated Offering for any

9

or no reason whatsoever upon written notification to NewCo, the Underwriter or Underwriters (if any) and Financial Counterparty (if any). Notwithstanding anything to the contrary in this Agreement, NewCo shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.3.2.

2.3.3 Piggyback Registration. Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.3 of this Agreement.

2.3.4 Underwriters and Financial Counterparty. The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.3.5 Maximum Demands. A Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.2 hereof.

2.4 Restrictions on Registration Rights. If the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of the Board such Underwritten Offering would be seriously detrimental to NewCo and the Board concludes as a result that it is essential to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case NewCo shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to NewCo for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, NewCo shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that NewCo shall not defer its obligation in this manner more than once in any twelve (12)-month period.

ARTICLE III

NEWCO PROCEDURES

3.1. General Procedures. NewCo shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto NewCo shall, as expeditiously as possible and to the extent applicable:

3.1.1 prepare and file with the Commission, within the time frame required by Section 2.1.1, a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective, including filing a Subsequent Shelf Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Demanding Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by NewCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

10

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any Registration of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of NewCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that NewCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by NewCo are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that NewCo will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act;

3.1.10 subject to the provisions of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.11 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a Financial Counterparty pursuant to such Registration, permit a representative of the Holders (such representative to be selected by a majority of the Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to

11

participate, at each such person’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause NewCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to NewCo, prior to the release or disclosure of any such information;

3.1.12 obtain a comfort letter from NewCo’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or sale by a Financial Counterparty pursuant to such Registration (subject to such Financial Counterparty providing such certification or representation reasonably requested by the NewCo’s independent registered public accountants and NewCo’s counsel), in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing NewCo for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such placement agent, sales agent or Underwriter;

3.1.14 in the event of an Underwritten Offering or a Block Trade, or an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration to which NewCo has consented, to the extent reasonably requested by such Financial Counterparty in order to engage in such offering, allow the Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to NewCo;

3.1.15 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or Financial Counterparty of such offering or sale;

3.1.16 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of NewCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 20-F, 6-K, 10-K, 10-Q and 8-K, as applicable, under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

3.1.17 use its reasonable efforts to make available appropriate senior executives of NewCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2. Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by NewCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders. Notwithstanding anything to the contrary set forth herein, NewCo shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which underwriting discounts or selling commissions shall be borne by such Holders. Additionally, in an underwritten offering, NewCo shall bear the agreed expenses of the Underwriter, if any.

12

3.3. Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of NewCo pursuant to a Registration initiated by NewCo hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by NewCo and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements, in each case of (i) and (ii) subject to the following: no Holder shall be required to make any representations or warranties to or agreements with NewCo or the underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution, any representation required by law and any other customary representations, warranties and agreements and if, despite NewCo’s commercially reasonable efforts, an underwriter requires any Holder of to make additional representations or warranties to or agreements with such underwriter, such Holder may elect not to participate in such underwritten offering. Any liability of a Holder to any underwriter or other person pursuant to any applicable underwriting agreement shall be limited to liability arising from breach of its representations and warranties, shall be several, not joint and several, and shall be limited to the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to liability

3.4 Suspension of Sales. Notwithstanding anything to the contrary in this Agreement, NewCo shall be entitled to (A) delay or postpone the (i) initial effectiveness of any Registration Statement or (ii) launch of any Underwritten Offering, in each case, filed or requested pursuant to this Agreement, and (B) from time to time to require the Holders not to sell under any Registration Statement or Prospectus or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by NewCo or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by NewCo in the applicable Registration Statement or Prospectus of material information that NewCo has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement or Prospectus would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement or Prospectus to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that NewCo may not delay or suspend a Registration Statement, Prospectus or Underwritten Offering on more than two (2) occasions, for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from NewCo of a Suspension Event while a Registration Statement filed pursuant to this Agreement is effective or if as a result of a Suspension Event a Misstatement exists, each Holder agrees that (i) it will immediately discontinue offers and sales of Registered Securities under each Registration Statement filed pursuant to this Agreement until the Holder receives copies of a supplemental or amended Prospectus (which NewCo agrees to promptly prepare) that corrects the relevant misstatements or omissions and receives notice that any post-effective amendment has become effective or unless otherwise notified by NewCo that it may resume such offers and sales and (ii) it will maintain the confidentiality of information included in such written notice delivered by NewCo unless otherwise required by law or subpoena. If so directed by NewCo, the Holders will deliver to NewCo or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (A) to the extent the Holders are required to retain a copy of such Prospectus (x) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, NewCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by NewCo after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. NewCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell or otherwise dispose of shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, NewCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

13

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1. Indemnification.

4.1.1 NewCo agrees to indemnify, to the extent permitted by applicable law, each Holder of Registrable Securities, its officers, directors, employees, advisors, agents, representatives, members and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement in a Registration Statement under which the sale of such Holder Indemnified Person’s Registrable Securities was registered, except insofar as the same are contained in or made in reliance on or in conformity with any information furnished in writing to NewCo by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to NewCo in writing such information and affidavits as NewCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall, severally and not jointly, indemnify NewCo, its directors, officers, employees, advisors, agents, representatives and each person who controls NewCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to NewCo by or on behalf of such Holder specifically for use therein. In no event shall the liability of any selling Holder hereunder be joint and several or greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

14

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, advisor, agent, representative, member or controlling person or entity of such indemnified party and shall survive the transfer of securities. The indemnification provided for under this Agreement shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract.

4.1.5 If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1 Lock-up. Subject to Section 5.2, the Juuce Holders and the FRSG Holders agree that they shall not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”), provided that, notwithstanding the generality of the foregoing, the Lock-up restriction shall not apply to Transfers of shares of Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares (i) approved by the Company, for the purpose of satisfying any listing requirements of the applicable stock exchange on which the Ordinary Shares are listed or (ii) pursuant to a broker-assisted sale, for case (ii), solely in order to satisfy applicable exercise price and/or tax withholding obligations that arise with respect to the Equity Award Shares; provided that, in each case, such Transfer is made in accordance with applicable law and is permitted pursuant to the terms and conditions of (a) the applicable equity incentive plan and any award agreement evidencing the Equity Award Shares and (b) any NewCo insider trading or other applicable policy.

5.2 Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, the Juuce Holders, the FRSG Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to any affiliates of such Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of a Holder’s organizational documents, upon dissolution of such Holder; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (g) to NewCo; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of NewCo’s stockholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the closing of the Business Combination; provided that in connection with any Transfer of such Lock-up Shares, the restrictions and obligations contained in Section 5.1 will continue to apply to such Lock-up Shares after any

15

Transfer of such Lock-up Shares and such transferee shall continue to be bound by such restrictions and obligations for the balance of the Lock-up Period; provided further, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement with NewCo agreeing to be bound by the transfer restrictions in this Article V.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service or sent by overnight mail via a reputable overnight carrier, in each case providing evidence of delivery or (iii) transmission by hand delivery, telecopy, telegram, facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, telecopy, telegram or overnight mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Sponsor, to: [290 Harbor Drive, Fifth Floor, Stamford, CT 06902, or by email at: nwizel@firstreserve.com], if to NewCo, to: Tomo House, Tomo Road, Stowmarket, IP14 5AY, United Kingdom, Attention: [•], or by email at: [•], and, if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of NewCo hereunder may not be assigned or delegated by NewCo in whole or in part.

6.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

6.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto or do not hereafter become a party to this Agreement pursuant to Section 6.2 of this Agreement.

6.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate NewCo unless and until NewCo shall have received (i) written notice of such assignment as provided in Section 6.1 of this Agreement and (ii) the written agreement of the assignee, in a form reasonably satisfactory to NewCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement); provided that subsection 6.2.4 shall not apply to assignments by the Juuce Warrant Holder to any affiliate thereof. Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

16

6.5 Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6 Amendments and Modifications. Upon the written consent of NewCo and the Holders of at least a majority in interest of the Registrable Securities held by the Holders at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a Holder, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected, (b) any amendment or waiver hereof that adversely affects the rights expressly granted to the Sponsor shall require the consent of the Sponsor, and and (c) any amendment or waiver hereof that adversely affects the rights expressly granted to the Juuce Warrant Holder shall require the consent of the Juuce Warrant Holder. No course of dealing between any Holder or NewCo and any other party hereto or any failure or delay on the part of a Holder or NewCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or NewCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Other Registration Rights. NewCo represents and warrants that no person, other than (a) a Holder of Registrable Securities, (b) the holder of the Juuce Assumed Warrant and (c) the holders of NewCo’s warrants pursuant to the FRSG Warrant Agreement, and assumed by NewCo on or about the date hereof, has any right to require NewCo to register any securities of NewCo for sale or to include such securities of NewCo in any Registration filed by NewCo for the sale of securities for its own account or for the account of any other person. Further, NewCo represents and warrants that this Agreement supersedes any other registration rights agreement, including the FRSG Registration Rights Agreement, or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8 Term. This Agreement shall terminate with respect to any Holder, on the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

6.9 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.10 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the closing of the Business Combination, the FRSG Registration Rights Agreement shall no longer be of any force or effect.

17

[SIGNATURE PAGES FOLLOW]

18

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

NEWCO:

EO CHARGING, an exempted company incorporated with limited liability in the Cayman Islands

By:
Name:
Title:

HOLDERS:

FIRST RESERVE SUSTAINABLE GROWTH SPONSOR LLC, a Delaware limited liability company

By:
Name:
Title:

AMAZON EUROPE CORE S.à r.l

By:
Name:
Title:

[NewCo shareholder]

[NewCo shareholder]

[NewCo shareholder]

[NewCo shareholder]

[NewCo shareholder]

[Signature Page to Registration Rights Agreement]

Execution Version

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

EO CHARGING

(ADOPTED BY SPECIAL RESOLUTION DATED [*] AND EFFECTIVE ON [*])

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

EO CHARGING

(ADOPTED BY SPECIAL RESOLUTION DATED [*] AND EFFECTIVE ON [*])

1	The name of the Company is EO Charging.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The authorised share capital of the Company is US$[50,000] divided into [•] Ordinary Shares of a par value of US$0.0001 each and [•] Preferred Shares of a par value of US$0.0001 each.

6

The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the same meaning as those given in the Amended and Restated Articles of Association of the Company.

1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

EO CHARGING

(ADOPTED BY SPECIAL RESOLUTION DATED [*] AND EFFECTIVE ON [*])

1	Interpretation

1.1	In these Articles, unless otherwise defined, the defined terms shall have the meanings assigned to them as follows:

“Affiliate”	means (i) in the case of a natural person, such person’s parents, parents-in-law, spouse, children or grandchildren, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by such person or any of the foregoing, and (ii) in the case of a corporation, partnership or other entity or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of a corporation, shares having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the Board or equivalent decision-making body of such corporation, partnership or other entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

2

“Articles”	means these Amended and Restated Articles of Association of the Company, as from time to time altered or added to in accordance with the Statute and these Articles.

“Audit Committee”	means the audit committee of the Board of the Company established pursuant to these Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“beneficially own” and “beneficial owner”	have the meaning assigned to such terms in Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

“Board”	means the board of directors of the Company.

“Business Combination Agreement”	means that certain Business Combination Agreement and Plan of Reorganization, dated as of August [•], 2021, by and among First Reserve, the Company and the other parties thereto.

“Business Day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York, the City of London or Edinburgh.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Closing Date”	means the closing date of the Share Purchase.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company, the address or domain name of which has been notified to Members as provided in Article 42.4.

“Compensation Committee”	means the compensation committee of the Board established pursuant to these Articles, or any successor committee.

3

“Controlled Company”	has the meaning given to it in the rules of the Designated Stock Exchange.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including The NASDAQ Stock Market LLC.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on shares pursuant to these Articles.

“electronic communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the SEC) or other electronic delivery methods as otherwise decided and approved by the Directors.

“electronic record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“First Reserve”	means First Reserve Sustainable Growth Corp., a Delaware corporation.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“Lock-Up Period”	means with respect to any Ordinary Shares held by a Non-Electing Holder or a permitted transferee thereof with respect to such Ordinary Shares, the period commencing on the Closing Date and continuing until the date that is six (6) months following the Closing Date.

“Lock-Up Shares”	means the Ordinary Shares held by a Non-Electing Holder or, in respect of such Ordinary Shares, a permitted transferee thereof.

4

“Member”	has the same meaning as in the Statute.

“Memorandum of Association”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the Board of the Company established pursuant to these Articles, or any successor committee.

“Non-Electing Holder”	means any person that received Ordinary Shares as consideration in connection with the Share Purchase under the Business Combination Agreement or upon distribution from such recipient.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means (i) a resolution passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organisation, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting of the Company or (ii) a unanimous written resolution.

“Ordinary Share”	means an ordinary share in the share capital of the Company of US$0.0001 nominal or par value designated as Ordinary Shares, and having the rights provided for in these Articles.

“person”	means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit, corporation, governmental authority or any other entity.

“Preferred Shares”	means a preferred share in the share capital of the Company of [US$0.0001] nominal or par value designated as Preferred Shares, and having the rights provided for in these Articles.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company including any facsimile thereof.

5

“SEC”	means the United States Securities and Exchange Commission.

“Securities Act”	means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Share”	means any share in the capital of the Company, including the Ordinary Shares, Preferred Shares and shares of other classes.

“Share Purchase”	means the Company’s acquisition of all outstanding capital shares of Juuce Limited, a private limited company incorporated under the laws of England and Wales.

“signed”	means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.

“Special Resolution”	means (i) a resolution passed by not less than two-thirds of votes cast by such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution, has been duly given or (ii) a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share”	means a share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing one gender include all other genders;

(c)	words importing persons include corporations as well as any other legal or natural person;

6

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing these Articles;

(j)	any requirements as to delivery under these Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under these Articles including the execution of these Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Board shall see fit.

2.2	The Board may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

7

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum of Association (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Board may, in its absolute discretion and without approval of the holders of Ordinary Shares, allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise, any or all of which may be greater than the powers and rights associated with the Ordinary Shares, to such persons, at such times and on such other terms as they think proper, which shall be conclusively evidenced by their approval of the terms thereof, and may also (subject to the Statute and these Articles) vary such rights.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Board may from time to time determine.

3.3	The Company shall not issue Shares in bearer form and shall only issue Shares as fully paid.

4	Ordinary Shares

4.1	The holders of the Ordinary Shares shall be:

(a)	entitled to dividends in accordance with the relevant provisions of these Articles;

(b)	entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles;

(c)

entitled to attend general meetings of the Company and shall be entitled to one vote for each Ordinary Share registered in his name in the Register of Members, both in accordance with the relevant provisions of these Articles.

4.2	All Ordinary Shares shall rank pari passu with each other in all respects.

5	Preferred Shares

5.1

Preferred Shares may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed, or in any resolution or resolutions providing for the issue of such series adopted by the Directors as hereinafter provided.

8

5.2

Authority is hereby granted to the Directors, subject to the provisions of the Memorandum of Association, these Articles and applicable law, to create one or more series of Preferred Shares and, with respect to each such series, to fix by resolution or resolutions, without any further vote or action by the Members of the Company providing for the issue of such series:

(a)	the number of Preferred Shares to constitute such series and the distinctive designation thereof;

(b)

the dividend rate on the Preferred Shares of such series, the dividend payment dates, the periods in respect of which dividends are payable (“Dividend Periods”), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

(c)

whether the Preferred Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

(d)	the preferences, if any, and the amounts thereof, which the Preferred Shares of such series shall be entitled to receive upon the winding up of the Company;

(e)	the voting power, if any, of the Preferred Shares of such series;

(f)	transfer restrictions and rights of first refusal with respect to the Preferred Shares of such series; and

(g)	such other terms, conditions, special rights and provisions as may seem advisable to the Directors.

5.3

Notwithstanding the fixing of the number of Preferred Shares constituting a particular series upon the issuance thereof, the Directors at any time thereafter may authorise the issuance of additional Preferred Shares of the same series subject always to the Statute and the Memorandum of Association.

5.4

No dividend shall be declared and set apart for payment on any series of Preferred Shares in respect of any Dividend Period unless there shall likewise be or have been paid, or declared and set apart for payment, on all Preferred Shares of each other series entitled to cumulative dividends at the time outstanding which rank senior or equally as to dividends with the series in question, dividends rateably in accordance with the sums which would be payable on the said Preferred Shares through the end of the last preceding Dividend Period if all dividends were declared and paid in full.

9

5.5

If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preferred Shares which (a) are entitled to a preference over the holders of the Ordinary Shares upon such winding up; and (b) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such Preferred Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preferred Shares rateably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

6	Register of Members

6.1

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute, provided that for so long as the securities of the Company are listed for trading on the Designated Stock Exchange, title to such securities may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange.

6.2

The Board may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Board may also determine which register of Members shall constitute the principal Register of Members and which shall constitute the branch register or registers, and to vary such determination from time to time.

7	Closing Register of Members or Fixing Record Date

7.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Board may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) days.

7.2

In lieu of, or apart from, closing the Register of Members, the Board may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

7.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Board resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

10

8	Certificates for Shares

8.1

A Member shall only be entitled to a share certificate if the Board resolves that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Board may determine. Share certificates shall be signed by one or more Director or other person authorised by the Board. The Board may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

8.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Board may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4

Every share certificate sent in accordance with these Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

9	Transfer of Shares

9.1

Subject to the terms of these Articles including the restrictions in Article 18, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to these Articles on terms that one cannot be transferred without the other, the Board shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

11

9.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Board and shall be executed by or on behalf of the transferor (and if the Board so requires, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

9.3

The Board may, in their absolute discretion, decline to register any transfer of Shares, subject to any applicable requirements imposed from time to time by the Commission and the Designated Stock Exchange.

9.4

Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), the registration of transfers may be suspended and the Register of Members closed at such times and for such periods as the Board may from time to time determine.

9.5

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Board declines to register shall (except in any case of fraud) be returned to the person depositing the same.

10	Redemption, Purchase and Surrender of Shares, Treasury Shares

10.1

Subject to the provisions, if any, in these Articles, the Memorandum of Association, Applicable Law, including the Statute, and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may:

(a)

issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Board may, before the issue of such Shares, determine; and

(b)

purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Board may agree with the relevant Member, provided that the manner of purchase is in accordance with any applicable requirements imposed from time to time by the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law;

10.2	For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in these Article above shall not require further approval of the Members.

10.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

10.4	The Board may accept the surrender for no consideration of any fully paid share.

12

10.5	The Board may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

10.6	The Board may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

11	Variation of Rights Attaching to Shares

11.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Board not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Board reserves the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

11.2

For the purposes of a separate class meeting, the Board may treat two or more or all the classes of Shares as forming one class of Shares if the Board considers that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

11.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking in priority to or pari passu therewith.

12	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

13

13	Non-Recognition of Trusts

Subject to the proviso hereto, no person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by Applicable Law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Statute requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Member registered in the Register of Members, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Board.

14	Lien on Shares

14.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Board may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

14.2

The Company may sell, in such manner as the Board thinks fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

14.3

To give effect to any such sale the Board may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

14.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

15	Call on Shares

15.1

Subject to the terms of the allotment and issue of any Shares, the Board may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen (14) clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Board may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14

15.2	A call shall be deemed to have been made at the time when the resolution of the Board authorising such call was passed.

15.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

15.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Board may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Board may waive payment of the interest or expenses wholly or in part.

15.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

15.6	The Board may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

15.7

The Board may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Board and the Member paying such amount in advance.

15.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

16	Forfeiture of Shares

16.1

If a call or instalment of a call remains unpaid after it has become due and payable the Board may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

16.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Board. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15

16.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board thinks fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board thinks fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Board may authorise some person to execute an instrument of transfer of the Share in favour of that person.

16.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Board may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

16.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

16.6

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

17	Transmission of Shares

17.1

If a Member dies, the survivor or survivors (where the deceased was a joint holder) or the legal personal representative(s) (where such Member was a sole holder), shall be the only persons recognised by the Company as having any title to such Member’s interest in the Shares, but nothing herein contained shall release the estate of any such Member from any liability in respect of any Share, for which such Member was a joint or sole holder.

17.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy, liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Board, elect, by a notice in writing sent by him to the Company, either to become the holder of such share or to have some person nominated by him registered as the holder of such share. If such person elects to have another person registered as the holder of such Share such person shall sign an instrument of transfer of that Share to that person. The Board shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the relevant Member before his death or bankruptcy, liquidation or dissolution, as the case may be.

16

17.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such share. However, such person shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Board may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by such person be registered as the holder of the Share (but the Board shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) days of being received or deemed to be received (as determined pursuant to these Articles) the Board may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

18	Certain Restrictions on Transfer

18.1

Subject to Article 18.2 and Article 18.4, no Transfer of any Lock-Up Shares beneficially owned or otherwise held by any Non-Electing Holder (or any permitted transferee that beneficially owns any Lock-Up Shares as a result of a permitted transfer) may be made during the Lock-Up Period. During the Lock-Up, any purported Transfer of Lock-Up Shares by such Non-Electing Holder (or such permitted transferee) other than in accordance with these Articles shall be null and void and will not be given effect, and the Company shall refuse to recognize, register or otherwise record any such Transfer for any purpose.

18.2	Notwithstanding Article 18.1, Transfers of Lock-Up Shares are permitted:

(a) if such Transfer has been approved by the Board and is for the purpose of (i) satisfying any listing requirements of the Designated Stock Exchange or (ii) satisfying, and is limited only to the amount of Ordinary Shares necessary to satisfy, any tax obligations incurred directly in connection with the receipt of Ordinary Shares in the Share Purchase;

(b) (i) to any Director or officer, or (ii) to any Affiliates or members of the Immediate Family of any Director or officer;

(c) in the case of an individual, by a gift to a member of the Member’s immediate Family, or to a trust, the beneficiary of which is the Member or a member of the Member’s immediate Family;

(d) to a charitable organization;

(e) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(f) in the case of an individual, pursuant to a qualified domestic relations order;

17

(g) in the event of the Company’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Members having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Closing Date; or

(h) by any Member to any of its Affiliates.

18.3

Any Transfer or attempted Transfer of any Lock-Up Shares in violation of this Article 18 shall be null and void, and will not be given effect. No such Transfer shall be recorded on the Company’s books, including the Register of Members, and the purported transferee in any such Transfer shall not be treated (and the Member proposing to make any such Transfer shall continue to be treated) as the owner of such Ordinary Shares for all purposes.

18.4

Any person to whom Lock-Up Shares are Transferred during the Lockup Period will be, and the Shares Transferred to such person shall be, subject to the Lockup Period, the restrictions on Transfers and permitted Transfer provisions in accordance with this Article 18.

18.5

For the purposes of this Article 18, “Transfer” means the: (a) sale of, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in case or otherwise, or (c) public announcement during the Lock-Up Period of any intention to consummate any transaction specified in clause (a) or (b) during the Lock-Up Period.

19	Alteration of Capital

19.1

Subject to these Articles, the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such classes and amount, as the resolution shall prescribe.

19.2	Subject to these Articles, the Company may by Ordinary Resolution:

(a)

consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares, provided that any fractions of a share that result from such a consolidation or division of its share capital shall be automatically repurchased by the Company at (i) the market price on the date of such consolidation or division, in the case of any Shares listed on a Designated Stock Exchange and (ii) a price to be agreed between the Company and the applicable Member in the case of any Shares not listed on a Designated Stock Exchange;

(b)

sub-divide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

18

(c)	divide Shares into multiple classes; or

(d)

cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

19.3

All new Shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

19.4	Subject to these Articles, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles;

(c)	alter or add to the Memorandum of Association with respect to any objects, powers or other matters specified therein; or

(d)	reduce its share capital and any capital redemption reserve in any manner authorised by law.

20	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Board change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Board determines.

21	General Meetings

21.1	All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

21.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Board shall appoint provided that the period between the date of one annual general meeting of the Company and that of the next shall not be longer than such period as Applicable Law or the relevant code, rules and regulations applicable to the listing of the Shares on the Designated Stock Exchange permits. At these meetings the report of the Board (if any) shall be presented. Extraordinary general meetings may be called by a majority of the Board or by the chairman of the Board.

19

21.3	The Board or the chairman of the Board may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

21.4

If an extraordinary general meeting is called by the Board, such extraordinary general meeting shall be held at such time and place as may be determined by the Board, and if an extraordinary general meeting is called by the chairman of the Board, such extraordinary general meeting shall be held at such time and place as may be determined by the chairman of the Board.

21.5

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22	Notice of General Meetings

22.1

At least ten (10) calendar days’ notice (but not more than sixty (60) calendar days’ notice) shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting, the matters that are intended to be presented, and, in the case of annual general meetings, the name of any nominee who the Board intends to present for election, and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by the Members (or their proxies) having a right to attend and vote at the meeting, together holding not less than a majority of the Shares giving that right.

22.2

The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a Special Resolution shall specify the intention to propose the resolution as a Special Resolution. Notice of every general meeting shall be given to all Members other than such as, under the provisions hereof or the terms of issue of the Shares they hold, are not entitled to receive such notice from the Company.

22.3	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate any resolution passed or any proceeding at any meeting.

22.4

In cases where instruments of proxy are sent out with a notice of general meeting, the accidental omission to send such instrument of proxy to, or the non-receipt of any such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.

20

22.5

No business may be transacted at any general meeting, other than business that is either (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorised committee thereof), (B) otherwise properly brought before an annual general meeting by or at the direction of the Board (or any duly authorised committee thereof), or (C) otherwise properly brought before an annual general meeting by any Member of the Company who (1) is a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting and (2) complies with the notice procedures set forth in this Article.

(a)

In addition to any other applicable requirements, for business to be brought properly before an annual general meeting by a Member, such Member must have given timely notice thereof in proper written form to the Secretary of the Company and comply with Article 22.5(c) and (f).

(b)

All notices of general meetings shall be sent or otherwise given in accordance with this Article not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of an extraordinary general meeting, the purpose or purposes for which the meeting is called (no business other than that specified in the notice may be transacted) or (ii) in the case of the annual general meeting, those matters which the Board, at the time of giving the notice, intends to present for action by the members (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which Board are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the Board intend to present for election.

(c)

For purposes of this Article 22.5, such Member’s notice shall be delivered to the Company at the principal executive offices of the Company not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting; provided, however, that if the Company’s annual general meeting occurs on a date more than thirty (30) days earlier or later than the Company’s prior year’s annual general meeting, then the Board shall determine a date a reasonable period prior to the Company’s annual general meeting by which date the Members notice must be delivered and publicise such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least ten (10) days prior to the date set by the Board.

(d)	To be in proper written form, a Member’s notice to the Company must set forth as to such matter such Member proposes to bring before the annual general meeting:

(i)

a reasonably brief description of the business desired to be brought before the annual general meeting, including the text of the proposal or business, and the reasons for conducting such business at the annual general meeting;

21

(ii)	the name and address, as they appear on the Company’s Register of Members, of the Member proposing such business and any Member Associated Person (as defined below);

(iii)

the class or series and number of Shares of the Company that are held of record or are beneficially owned by such Member or any Member Associated Person and any derivative positions held or beneficially held by the Member or any Member Associated Person;

(iv)

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such Member or any Member Associated Person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of Shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such Member or any Member Associated Person with respect to any securities of the Company;

(v)

any material interest of the Member or a Member Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such Members or between or among any proposing Members and any other person or entity (including their names) in connection with the proposal of such business by such Member; and

(vi)

a statement as to whether such Member or any Member Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting Shares required under rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law to carry the proposal.

For purposes of this Article 22.5(d), a “Member Associated Person” of any Member shall mean (x) any Affiliate; or person acting in concert with, such Member, (y) any beneficial owner of Shares of the Company owned of record or beneficially by such Member and on whose behalf the proposal or nomination, as the case may be, is being made, or (z) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (x) and (y).

(e)

A nomination for election of a Director to be made by a Member of the Company, such Member must (A) be a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting, and (B) have given timely notice thereof in proper written form to the secretary of the Company. If a Member is entitled to vote only for a specific class or category of directors at a meeting of the Members, such Member’s right to nominate one or more persons for election as a director at the meeting shall be limited to such class or category of directors.

22

(f)	To be in proper written form for purposes of Article 22.5(f), a nominating Member’s notice to the secretary must be set forth:

(i)	as to each nominating Member:

(A)	the information that is requested in Article 22.5(d)(ii)-(vi); and

(B)

any other information relating to such Member that would be required to be disclosed pursuant to the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law.

(ii)	as to each person whom the Member proposes to nominate for election as a director:

(A)

all information that would be required by Article 22.5(d)(ii)-(vi) if such nominee was a nominating Member, except such information shall also include the business address and residence address of the person;

(B)	the principal occupation or employment of the person;

(C)

all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, and any other information relating to the person that would be required to be disclosed pursuant to the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law; and

(D)

a description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationship, between or among any nominating Member and his Affiliates and associates, on the one hand, and each proposed nominee, his respective Affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Exchange Act if such nominating Member were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company in accordance with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law.

23

(g)

Unless otherwise provided by the terms of these Articles, any series of Preferred Shares or any agreement among Members or other agreement approved by the Board, only persons who are nominated in accordance with the procedures set forth above shall be eligible to serve as Directors. If the chairman of a general meeting determines that a proposed nomination was not made in compliance with these Articles, he or she shall declare to the general meeting that nomination is defective and such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of these Articles, if the nominating Member (or a qualified representative of the nominating Member) does not appear at the general meeting to present the nomination, such nomination shall be disregarded.

22.6

The Board shall have power at any time and from time to time to appoint any person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by the Board.

22.7	The Company may by Ordinary Resolution appoint any person to be a Director.

22.8	A Director shall hold office until the expiry of his or her term as contemplated by Article 29.2 or, until such time as he or she vacates office in accordance with Article 32.

22.9

No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in this Article. If the chairman of an annual general meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. This Article 22 shall not apply to any nomination of a director in an election in which only the holders of one or more series of Preferred Shares of the Company are entitled to vote (unless otherwise provided in the terms of such series of Preferred Shares).

23	Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors

23.1

To be eligible to be a candidate for election as a director of the Company at an annual general meeting or extraordinary general meeting, a candidate must be nominated in the manner prescribed in this Article 23 and the candidate for nomination, whether nominated by the Board or by a Member of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Directors at the principal executive offices of the Company, (1) a completed written questionnaire (in a form provided by the Company) with respect to the background, qualifications, share ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Company pursuant to [Schedule 14A] if such proposed nominee were a participant in the solicitation of proxies by the Company in connection with such annual general meeting or extraordinary general meeting and

24

(2) a written representation and agreement (in form provided by the Company) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (x) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) or (y) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Company, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Company, (C) if elected as a director of the Company, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock or share ownership and trading and other policies and guidelines of the Company applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Company shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Company, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Company’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Company and agrees to serve if elected as a director.

23.2

The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of Members at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Company in accordance with the Company’s Corporate Governance Guidelines.

23.3

A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Article 23, if necessary, so that the information provided or required to be provided pursuant to this Article 23 shall be true and correct as of the record date for Members entitled to vote at the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Company (or any other office specified by the Company in any public announcement) not later than five (5) Business Days after the record date for Members entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Member, extend any applicable deadlines hereunder or enable or be deemed to permit a Member who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the Members.

25

23.4

No candidate shall be eligible for nomination as a director of the Company unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Article 22 and this Article 23, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Article 22 and this Article 23, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

23.5

Notwithstanding anything in these Articles to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Company unless nominated and elected in accordance with Article 22 and this Article 23.

24	Proceedings at General Meetings

24.1

The date and time of the opening and the closing of the polls for each matter upon which the Members will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The person presiding over any meeting of Members shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to Members entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of Members, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.

24.2

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Members holding in aggregate not less than a simple majority of all voting share capital of the Company in issue present in person or by proxy and entitled to vote shall be a quorum. A person may participate at a general meeting by conference

26

telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting. If, however, such quorum is not present or represented at any general meeting, then either (i) the chairman of the meeting or (ii) the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting.

24.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

24.4

When a meeting is adjourned to another time and place, unless these Articles otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Company may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting or of the business to be transacted at an adjourned general meeting. If a notice is issued in respect of a general meeting and the Board, in its absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Board may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

24.5

A determination of the Members of record entitled to notice of or to vote at a general meeting shall apply to any adjournment of such meeting unless the Board fixes a new record date for the adjourned meeting, but the Board shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.

24.6

The chairman of the Board shall preside as chairman at every general meeting of the Company. If at any meeting the chairman of the Board is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall elect one of their number as chairman of the meeting or if all the Directors present decline to take the chair, the Members present shall choose one of their own number to be the chairman of the meeting.

24.7	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

24.8	A poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting.

24.9	In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

27

25	Votes of Members

25.1

Subject to any rights and restrictions for the time being attached to any class or classes of Shares, every Member present in person and every person representing a Member by proxy at a general meeting of the Company shall have one (1) vote for each share registered in such Member’s name in the Register of Members. No cumulative voting shall be allowed.

25.2

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

25.3

A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote on a poll by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.

25.4

No person shall be entitled to vote at any general meeting unless such person is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such person in respect of Shares have been paid.

25.5

The instrument appointing a proxy shall be in writing (whether by manual signature, typewriting, telegraphic transmission, telefacsimile or otherwise) under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is an entity, either under seal or under the hand of an officer or attorney duly authorised in that behalf provided however, that a Member may also authorise the casting of a vote by proxy pursuant to telephonic or electronically transmitted instructions (including, without limitation, instructions transmitted over the internet) obtained pursuant to procedures approved by the Board which are reasonably designed to verify that such instructions have been authorised by such Member. A proxy need not be a Member of the Company. Notwithstanding the foregoing, no proxy shall be voted or acted upon after three (3) years from its date unless the proxy provides for a longer period.

25.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

25.7	An instrument appointing a proxy may be in any usual or common form or such other form as the Board may approve.

28

25.8	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

25.9

Shares that are beneficially owned by the Company shall not be voted, directly or indirectly, at any general meeting and shall not be counted in determining the total number of issued Shares at any given time.

26	Corporations Acting by Representatives at Meeting

Any corporation or other entity which is a Member may, by resolution of its directors, other governing body or authorised individual(s), authorise such person as it thinks fit to act as its representative at any general meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member.

27	Clearing Houses

If a clearing house or depository (or its nominee) is a Member it may, by resolution of its directors, other governing body or authorised individual(s) or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members; provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual member of the Company holding the number and class of Shares specified in such authorisation.

28	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

29	Directors

29.1

There shall be a Board consisting of such number of Directors as fixed by the Directors from time to time (but not less than one Director), unless increased or decreased from time to time by the Directors or the Company in general meeting and provided that so long as Shares are listed on the Designated Stock Exchange, the Board shall include such number of “independent directors” as the relevant rules applicable to the listing of any Shares on the Designated Stock Exchange require (subject to any applicable exceptions for Controlled Companies).

29.2

The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Directors.

29

29.3

The initial Class I Directors shall serve for a term expiring at the first annual general meeting following the date of these Articles; the initial Class II Directors shall serve for a term expiring at the second annual general meeting following the date of these Articles; and the initial Class III Directors shall serve for a term expiring at the third annual general meeting following the date of these Articles. At each annual general meeting of the Company beginning with the first annual general meeting following the date of these Articles, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual general meeting held in the third year following the year of their election. Each Director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of Directors shall shorten the term of any incumbent director. The Board is authorized to assign members of the Board already in office to Class I, Class II and Class III.

29.4

The Board by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Board, even if less than a quorum, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing Board, subject to these Articles, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law; provided that any vacancy not filled by the Directors may be filled by the Members by Ordinary Resolution at the next annual general meeting or extraordinary general meeting called for that purpose; provided further, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more Directors by the provisions of these Articles, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the Directors elected by such class or classes or series thereof then in office, or by a sole remaining Director so elected or by the Members holding such class or classes of Shares or series thereof in accordance with these Articles. Any Director so appointed shall hold office until the expiration of the term of such class of Directors or until his earlier death, resignation or removal.

29.5

A director may be removed from office by the Members by Special Resolution only for cause (“cause” for removal of a Director shall be deemed to exist only if (a) the Director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such Director has been found by the affirmative vote of a majority of the Board at any regular or special meeting of the Board called for that purpose, or by a court of competent jurisdiction, to have been guilty of wilful misconduct in the performance of such Director’s duties to the Company in a matter of substantial importance to the Company; or (c) such Director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform his or her obligations as a Director) at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). If the Board makes a determination that removal of a Director by the Members by Special Resolution is in the best interests of the Company the above definition of “cause” shall not apply. A vacancy on the Board created by the removal of a Director under the provisions of these Articles may be filled by the election or appointment by Ordinary Resolution at the general meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Board, subject to these Articles,

30

the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. A Director appointed to fill a vacancy in accordance with this Article shall be of the same Class of Director as the Director he or she replaced and the term of such appointment shall terminate in accordance with that Class of Director.

29.6

The Board may, from time to time, and except as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters, as the Board shall determine by resolution from time to time.

29.7

A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and all classes of Shares of the Company.

30	Directors’ Fees and Expenses

30.1

The Directors may receive such remuneration as the Board may from time to time determine. The Directors may be entitled to be repaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by such Director in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of securities of the Company or otherwise in connection with the discharge of his duties as a Director.

30.2

Any Director who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for, by or pursuant to any other Article.

31	Powers and Duties of Directors

31.1

Subject to the provisions of the Statute, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by or under the direction of the Board, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in a general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been made.

31.2

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committees consisting of such member or members of their body as they think fit (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee); provided that any committee so formed shall include amongst its members at least two Directors unless otherwise required by the rules and

31

regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law; provided further that no committee shall have the power of authority to (a) recommend to the Members an amendment of these Articles (except that a committee may, to the extent authorised in the resolution or resolutions providing for the issuance of Shares adopted by the Directors as provided under the laws of the Cayman Islands, fix the designations and any of the preferences or rights of such Shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such Shares for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares of the Company); (b) adopt an agreement of merger or consolidation; (c) recommend to the Members the sale, lease or exchange of all or substantially all of the Company’s property and assets; (d) recommend to the Members a dissolution of the Company or a revocation of a dissolution; (e) recommend to the Members an amendment of the Memorandum of Association of the Company; or (f) declare a dividend or authorise the issuance of Shares unless the resolution establishing such committee (or the charter of such committee approved by the Directors) or the Memorandum of Association or these Articles so provide. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. The Directors may also delegate to any Director holding any executive office such of their powers as they consider desirable to be exercised by him or her. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers, and may be revoked or altered.

31.3

The Directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

31.4

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

31.5

The Directors from time to time and at any time may establish any advisory committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such advisory committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any of the aforesaid.

31.6

The Directors from time to time and at any time may delegate to any such advisory committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

32

31.7

Any Director may in writing appoint another person to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

31.8

The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and shall have such powers as the Directors may delegate pursuant to these Articles and as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, consist of such number of Directors as the Board shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law.

31.9	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested to them.

31.10

The Directors may elect, by the affirmative vote of a majority of the Board, a chairman. The chairman of the Board may be a Director or an Officer of the Company. Subject to the provisions of these Articles and the direction of the Directors, the chairman of the Board shall perform all duties and have all powers which are commonly incident to the position of chairman of a board or which are delegated to him or her by the Directors, preside at all general meetings and meetings of the Directors at which he or she is present and have such powers and perform such duties as the Directors may from time to time prescribe.

33

32	Disqualification of Directors

Subject to these Articles, the office of a Director shall be vacated, if such Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	is prohibited by applicable law or the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law from being a director;

(e)	is removed from office by Special Resolution;

(f)	is removed from office by notice addressed to them a their last known address and signed by all of their co-Directors (not being less than two in number);

(g)	without special leave of absence from the Directors, is absent from meetings of the Directors for six consecutive months and the Directors resolve that his office be vacated; or

(h)	if he or she shall be removed from office pursuant to these Articles.

33	Proceedings of the Board

33.1

Subject to these Articles, the Board may meet together for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Such meetings may be held at any place within or outside the Cayman Islands that has been designated by the Board. In the absence of such a designation, meetings of the Board shall be held at the principal executive office of the Company. Questions arising at any meeting of the Board shall be decided by the method set forth in Article 33.4.

33.2

The chairman of the Board, may, at any time summon a meeting of the Board by twenty-four (24) hour notice to each Director in person, by telephone, electronic email, or in such other manner as the Board may from time to time determine, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Directors. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Board.

34

33.3

A Director or Directors may participate in any meeting of the Board, or of any committee appointed by the Board of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

33.4

The quorum necessary for the transaction of the business of the Board shall be a majority of the authorised number of Directors. If at any time there is only a sole Director, the quorum shall be one (1) Director. Every act or decision done or made by a majority of the Directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Board, subject to the provisions of these Articles and other applicable law. In the case of an equality of votes, the chairman shall not have an additional tie-breaking vote.

33.5

A meeting of the Board may be held by means of telephone or teleconferencing or any other telecommunications facility provided that all participants are thereby able to communicate immediately by voice with all other participants.

33.6

Subject to these Articles, a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Board. A general notice given to the Board by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Board at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

33.7

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Board may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement. Any Director who enters into a contract or arrangement or has a relationship that is reasonably likely to be implicated under this Article 33.7 or that would reasonably be likely to affect a Director’s status as an “Independent Director” under the rules and regulations of the Designated Stock Exchange, Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law shall disclose the nature of his or her interest in any such contract or arrangement in which he is interested or any such relationship.

35

33.8

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to reasonable expense reimbursement consistent with the Company’s policies in connection with such Director’s service in his official capacity; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

33.9	The Board shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Board;

(b)	the names of the Directors present at each meeting of the Board and of any committee of the Board; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Board and of committees of the Board.

33.10

When the chairman of a meeting of the Board signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

33.11

A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Board duly called and constituted. When signed, a resolution may consist of several documents each signed by one or more of the Directors.

33.12

The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of the Board, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

33.13

A committee appointed by the Board may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

33.14

A committee appointed by the Board may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall not have a second or casting vote.

33.15

Meetings and actions of committees of the Board shall be governed by, and held and taken in accordance with, the provisions of Article 33.1 (place of meetings), Article 33.2 (notice), Article 33.3 (telephonic meetings), and Article 33.4 (quorum), with such changes in the context of these Articles as are necessary to substitute the committee and its members for the Directors; provided, however,

36

that the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee, that special meetings of committees may also be called by resolution of the Board, and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these Articles.

33.16

All acts done by any meeting of the Board or of a committee of the Board, or by any person acting as a Director, shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

34	Presumption of Assent

A Director of the Company who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent or abstention shall be entered in the Minutes of the meeting or unless he shall file his written dissent or abstention from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent or abstention by registered post to such person immediately after the adjournment of the meeting. Such right to dissent or abstain shall not apply to a Director who voted in favour of such action.

35	Dividends, Distributions and Reserve

35.1

Subject to any rights and restrictions for the time being attached to any class or classes of Shares and these Articles, the Board may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor. All dividends unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. Subject to any applicable unclaimed property or other laws, any dividend unclaimed after a period of six (6) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Directors of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

35.2

The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than Shares of the Company) as the Directors may from time to time think fit. The Directors shall establish an account to be called the “Share Premium Account” and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share in the Company. Unless otherwise provided by the

37

provisions of these Articles, the Directors may apply the share premium account in any manner permitted by the Statute and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. The Company shall at all times comply with the provisions of these Articles, the Statute and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law in relation to the share premium account.

35.3

Any dividend may be paid in any manner as the Directors may determine. If paid by cheque or warrant, it will be sent through the post to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct. Notwithstanding the foregoing, dividends may also be paid electronically to the account of the Members or persons entitled thereto or in such other manner approved by the Directors.

35.4

The Board when paying dividends to the Members in accordance with the foregoing provisions may make such payment either in cash or in specie, and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Member (or the Company, as a result of any action or inaction of the Member) is liable).

35.5	No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Statute, the share premium account.

35.6

Subject to the rights of persons, if any, entitled to Shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as fully paid on the Shares, but if and so long as nothing is paid up on any of the Shares in the Company dividends may be declared and paid according to the amounts of the Shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

35.7	If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

35.8	No dividend shall bear interest against the Company.

36	Book of Accounts

36.1	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Board.

36.2	The books of account shall be kept at such place or places as the Board thinks fit, and shall always be open to the inspection of the Board.

38

36.3

The Board shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Board.

36.4

The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

37	Audit

37.1

The Board or, if authorised to do so, the Audit Committee of the Board, may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Board and may fix his or their remuneration.

37.2

Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

37.3

Auditors shall, if so required by the Board, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

38	The Seal

38.1

The Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Board, provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of any one or more persons as the Board may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal of the Company is so affixed in their presence.

38.2

The Company may maintain a facsimile of its Seal in such countries or places as the Board may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Board shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in their presence of and the instrument signed by a Director or the secretary (or an assistant secretary) of the Company or in the presence of any one or more persons as the board may appoint for the purpose.

39

38.3

Notwithstanding the foregoing, a Director shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

39	Officers

39.1

Subject to these Articles, the Board may from time to time appoint any person, whether or not a director of the Company, to hold the office of the Chief Executive Officer, the President, the Chief Financial Officer, one or more Vice Presidents or such other officers as the Board may think necessary for the administration of the Company, for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Board may think fit.

39.2

All Officers of the Company shall respectively have such authority and perform such duties in the management of the business of the Company as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

40	Register of Directors and Officers

The Company shall cause to be kept in one or more books at its office a Register of Directors and Officers in which there shall be entered the full names and addresses of the Directors and Officers and such other particulars as required by the Statute. The Company shall send to the Registrar of Companies in the Cayman Islands a copy of such register, and shall from time to time notify the said Registrar of any change that takes place in relation to such Directors and Officers as required by the Statute.

41	Capitalisation of Profits

Subject to the Statute and these Articles, the Board may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including a share premium account or a capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Board shall do all acts and things required to give effect to such capitalisation, with full power to the Board to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Board may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

40

42	Notices

42.1

Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by email or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members or, to the extent permitted by all applicable laws and regulations, by electronic means by transmitting it to any electronic number or address or website supplied by the Member to the Company or by placing it on the Company’s Website, provided that, (i) with respect to notification via electronic means, the Company has obtained the Member’s prior express positive confirmation in writing to receive or otherwise have made available to him notices in such fashion, and (i) with respect to posting to Company’s Website, notification of such posting is provided to such Member. In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

42.2

An affidavit of the mailing or other means of giving any notice of any general meeting, executed by the secretary, assistant secretary or any transfer agent of the Company giving the notice, shall be prima facie evidence of the giving of such notice.

42.3

Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

42.4

Any notice or other document, if served by (a) post, shall be deemed to have been served when the letter containing the same is posted, or (b) facsimile or email, shall be deemed to have been served upon confirmation of successful transmission, or (c) recognised courier service, shall be deemed to have been served when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to provide that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier, or (d) electronic means as provided herein shall be deemed to have been served and delivered on the day on which it is successfully transmitted or at such later time as may be prescribed by any applicable laws or regulations, or (e) placing it on the Company’s website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s website.

42.5

Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

41

42.6	Notice of every general meeting of the Company shall be given to:

(a)

all Members who have supplied to the Company an address for the giving of notices to them, except that in the case of joint holders, the notice shall be sufficient if given to the joint holder first named in the Register of Members; and

(b)	each Director.

42.7	No other person shall be entitled to receive notices of general meetings.

43	Information

43.1

No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors would not be in the interests of the members of the Company to communicate to the public.

43.2

The Board shall be entitled (but not required, except as provided by law) to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register of Members and transfer books of the Company.

44	Indemnity

44.1

To the fullest extent permitted by Applicable Law, no Director, officer of the Company or trustee acting in relation to any of the affairs of the Company shall be personally liable to the Company or its Members for any loss arising or liability attaching to such Director, officer or trustee by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such Director, officer or trustee may be guilty in relation to the Company; provided, however, that this provision shall not apply to liability arising from any actual fraud, wilful default or wilful neglect of such Director, officer or trustee. No person shall be found to have committed actual fraud, wilful default or wilful neglect under this Article 44.1 unless or until a court of competent jurisdiction shall have made a final non-appealable finding to that effect. This Article 44.1 shall not extend to any matter that would render it void pursuant to the Statute or Applicable Law or to any person holding the office of Auditor in relation to the Company.

44.2

To the fullest extent permitted by Applicable Law, the Company shall indemnify any current or former Director or officer or any person who is serving or has served at the request of the Company as a Director or officer and any trustee acting in relation to any of the affairs of the Company and their respective heirs, executors, administrators and personal representatives (each individually, a “Covered Person”), against any expenses, including attorneys’ fees, judgments, fines and

42

amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, demand or proceeding, whether civil, criminal, administrative or investigative (other than a proceeding by, or in the name or on behalf of, the Company, addressed in Article 44.3), to which he or she was, is, or is threatened to be made, a party or in which he or she is otherwise involved, (a “proceeding”) by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of any actual fraud, wilful default or wilful neglect of such Covered Person. No Person shall be found to have committed actual fraud, wilful default or wilful neglect under this Article 44.2 unless or until a court of competent jurisdiction shall have made a final non-appealable finding to that effect. This Article 44.2 shall not extend to any matter which would render it void pursuant to the Statute, Applicable Law or to any person holding the office of Auditor in relation to the Company.

44.3

In the case of any threatened, pending or completed proceeding by, or in the name or on behalf of, the Company, to the fullest extent permitted by law, the Company shall indemnify each Covered Person against reasonable and documented expenses, including attorneys’ fees actually and reasonably incurred by him or her in connection with the defence or settlement thereof, except that no indemnification for expenses shall be made in respect of any claim, issue or matter as to which such Covered Person shall have been finally adjudged to be liable for actual fraud, wilful default or wilful neglect in the performance of his or her duty to the Company, unless and only to the extent that the Grand Court in the Cayman Islands or the court in which such proceeding was brought shall determine upon application that such Covered Person is entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this Article 44.3 shall not extend to any matter that would render it void pursuant to the Statute or to any person holding the office of Auditor in relation to the Company.

44.4

To the fullest extent permitted by Applicable Law, reasonable and documented expenses, including attorneys’ fees, incurred by a Covered Person in defending any proceeding for which indemnification is permitted pursuant to these Articles shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by or on behalf of such Covered Person to repay such amount (without interest) if it shall be determined in a final non-appealable order of a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company pursuant to these Articles.

44.5

The Board, on behalf of the Company, may, notwithstanding any interest of the Board in such action, purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company. As used in this Article 44, references to the “Company” include all constituent corporations in an amalgamation, consolidation or merger or similar arrangement in which the Company or a predecessor to the Company by amalgamation, consolidation or merger or similar arrangement was involved.

43

44.6

Neither any amendment nor repeal of these Articles set forth under this heading of “Indemnity” (the “Indemnification Articles”), nor the adoption of any provision of the Company’s Articles or Memorandum of Association inconsistent with the Indemnification Articles, shall eliminate or reduce the effect of the Indemnification Articles, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for these Indemnification Articles, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

45	Financial Year

Unless the Board otherwise prescribes, the financial year of the Company shall end on December 31 in each year and shall begin on the day following.

46	Winding Up

46.1

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

46.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

47	Amendment of Memorandum and Articles of Association and Name of Company

Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the following actions shall require a Special Resolution of the Company:

(a)	change its name;

44

(b)	alter or add to these Articles;

(c)	alter or add to the Memorandum of Association with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

48	Registration by Way of Continuation

Subject to these Articles, the Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

49	Mergers and Consolidations

The Company shall, with the approval of a Special Resolution (if so required by the Statute), have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

50	Disclosure

The Board or any service providers (including the officers, the secretary and the registered agent of the Company) specifically authorized by the Board, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register of Members and books of the Company.

45

Company No. 09314212

ARTICLES OF ASSOCIATION OF JUUCE LIMITED

A private company limited by shares

Incorporated on 17 November 2014

Adopted by special resolution passed on …………………………2021

TABLE OF CONTENTS

CLAUSE
1.	PRELIMINARY	1
2.	DEFINITIONS AND INTERPRETATION	1
3.	UNANIMOUS DECISIONS	3
4.	CALLING A DIRECTORS’ MEETING	3
5.	QUORUM FOR DIRECTORS’ MEETINGS	3
6.	CASTING VOTE	4
7.	TRANSACTIONS OR OTHER ARRANGEMENTS WITH THE COMPANY	4
8.	DIRECTORS’ CONFLICTS OF INTEREST	5
9.	RECORDS OF DECISIONS TO BE KEPT	6
10.	NUMBER OF DIRECTORS	6
11.	APPOINTMENT AND REMOVAL OF DIRECTORS	7
12.	APPOINTMENT AND REMOVAL OF ALTERNATE DIRECTORS	7
13.	RIGHTS AND RESPONSIBILITIES OF ALTERNATE DIRECTORS	8
14.	TERMINATION OF ALTERNATE DIRECTORSHIP	9
15.	SECRETARY	9
16.	PURCHASE OF OWN SHARES	9
17.	STATUTORY PRE-EMPTION RIGHTS	9
18.	TRANSFER OF SHARES	9
19.	POLL VOTES	10
20.	PROXIES	10
21.	MEANS OF COMMUNICATION TO BE USED	10
22.	INDEMNITY	11
23.	INSURANCE	12

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

JUUCE LIMITED (the Company)

(Adopted by special resolution passed on …………………………2021)

INTRODUCTION

1.	PRELIMINARY

1.1

The model articles for private companies limited by shares contained in Schedule 1 of the Companies (Model Articles) Regulations 2008 in force on the date of adoption of these Articles (Model Articles) apply to the Company except in so far as they are excluded or varied by these Articles.

2.	DEFINITIONS AND INTERPRETATION

2.1	The following definitions apply in these Articles:

appointor	has the meaning given in article 12.1;

Articles	the Company’s articles of association for the time being in force;

Business Day	any day other than a Saturday, Sunday or public holiday in England on which banks in London are open for business;

CA 2006	the Companies Act 2006;

Conflict	has the meaning given in article 8.1;

1

eligible director	a director who would be entitled to vote on the matter at a meeting of directors (but excluding any director whose vote is not to be counted in respect of the particular matter);

Interested Director	has the meaning given in article 8.1;

Majority Shareholder	a shareholder or shareholders together holding a majority of the voting rights in the Company (within the meaning of section 1159(1) of and paragraph (2) of Schedule 6 CA 2006).

2.2

Save as otherwise specifically provided in these Articles, words and expressions which have particular meanings in the Model Articles shall have the same meanings in these Articles, subject to which and unless the context otherwise requires, words and expressions which have particular meanings in CA 2006 shall have the same meanings in these Articles.

2.3	Headings in these Articles are used for convenience only and shall not affect the construction or interpretation of these Articles.

2.4	A reference in these Articles to an article is a reference to the relevant article of these Articles unless expressly provided otherwise.

2.5

Unless expressly provided otherwise, a reference to any statute or statutory provision is a reference to it as modified, replaced, extended, re-enacted or consolidated and in force from time to time and any subordinate legislation made under the relevant statute or statutory provision.

2.6	The terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense or application of any words preceding those terms.

2.7	Articles 8, 9(1), 11(2) and (3), 13, 14(1), (2), (3) and (4), 17(2), 44(2), 52 and 53 of the Model Articles shall not apply to the Company.

2.8	Article 7 of the Model Articles shall be amended by:

2.8.1	the insertion of the words for the time being at the end of article 7(2)(a); and

2.8.2	the insertion in article 7(2) of the words (for so long as they remain the sole director) after the words and the director may.

2.9	Article 20 of the Model Articles shall be amended by the insertion of the words (including alternate directors) and the secretary before the words properly incur.

2

2.10	Article 27(3) of the Model Articles shall be amended by the insertion of the words, subject to article 11.3, after the word But.

2.11

Article 29 of the Model Articles shall be amended by the insertion of the words, or the name of any person(s) named as the transferee(s) in an instrument of transfer executed under article 28(2), after the words the transmittee’s name.

2.12

Articles 31(a) to (c) (inclusive) of the Model Articles shall be amended by the deletion, in each case, of the words either and or as the directors may otherwise decide. Article 31(d) of the Model Articles shall be amended by the deletion of the words either and or by such other means as the directors decide.

2.13	A reference to a subsidiary means a subsidiary as defined in section 1159 CA 2006.

DIRECTORS

3.	UNANIMOUS DECISIONS

3.1	A decision of the directors is taken in accordance with this article when all eligible directors indicate to each other by any means that they share a common view on a matter.

3.2

Such a decision may take the form of a resolution in writing, where each eligible director has signed one or more copies of it, or to which each eligible director has otherwise indicated agreement in writing.

3.3	A decision may not be taken in accordance with this article if the eligible directors would not have formed a quorum at such a meeting.

4.	CALLING A DIRECTORS’ MEETING

Any director may call a directors’ meeting by giving notice of the meeting (or such lesser notice as all the directors may agree) to the directors or by authorising the company secretary (if any) to give such notice.

5.	QUORUM FOR DIRECTORS’ MEETINGS

5.1	Subject to article 5.2, the quorum for the transaction of business at a meeting of directors is any two eligible directors.

5.2

For the purposes of any meeting (or part of a meeting) of the directors held pursuant to article 8 to authorise a director’s conflict, if there is only one eligible director in office other than the conflicted director(s), the quorum for such meeting (or part of a meeting) shall be one eligible director.

3

5.3	If the total number of directors in office for the time being is less than the quorum required, the directors must not take any decision other than a decision:

5.3.1	to appoint further directors; or

5.3.2	to call a general meeting so as to enable the shareholders to appoint further directors.

6.	CASTING VOTE

6.1	If the numbers of votes for and against a proposal at a meeting of directors are equal, the chair or other director chairing the meeting has a casting vote.

6.2

Article 6.1 shall not apply in respect of a particular meeting (or part of a meeting) if, in accordance with the Articles, the chair or other director is not an eligible director for the purposes of that meeting (or part of a meeting).

7.	TRANSACTIONS OR OTHER ARRANGEMENTS WITH THE COMPANY

Subject to these Articles and CA 2006, and provided a director has declared to the other directors the nature and extent of any interest, a director:

7.1.1	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

7.1.2

shall be an eligible director for the purposes of any proposed decision of the directors (or committee of directors) in respect of such existing or proposed transaction or arrangement in which the director is interested;

7.1.3

shall be entitled to form part of the quorum and vote at a meeting of directors (or of a committee of the directors) or participate in any unanimous decision, in respect of such existing or proposed transaction or arrangement in which the director is interested;

7.1.4

may act alone or via a firm in a professional capacity for the Company (otherwise than as auditor) and the director or firm shall be entitled to remuneration for professional services as if that director were not a director;

7.1.5

may be a director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is otherwise (directly or indirectly) interested; and

4

7.1.6

shall not, save as the director may otherwise agree, be accountable to the Company for any benefit which director (or a person connected with the director (as defined in section 252 CA 2006)) derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit nor shall the receipt of any such remuneration or other benefit constitute a breach of duty under section 176 CA 2006.

8.	DIRECTORS’ CONFLICTS OF INTEREST

8.1

The directors may, in accordance with the requirements set out in this article, authorise any matter or situation proposed to them by any director which would, if not authorised, involve a director (an Interested Director) breaching the duty under section 175 CA 2006 to avoid conflicts of interest (Conflict).

8.2	Any authorisation under this article will be effective only if:

8.2.1

the matter in question shall have been proposed by any director for consideration at a meeting of directors in the same way that any other matter may be proposed to the directors under the provisions of these Articles;

8.2.2	any requirement as to the quorum at the meeting of the directors at which the matter is considered is met without counting the Interested Director or any other interested director; and

8.2.3	the matter was agreed to without the Interested Director voting or would have been agreed to if the Interested Director’s and any other interested director’s vote had not been counted.

8.3	Any authorisation of a Conflict under this article 8 may (whether at the time of giving the authorisation or subsequently):

8.3.1	extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter or situation so authorised;

8.3.2

provide that the Interested Director be excluded from the receipt of documents and information and the participation in discussions (whether at meetings of the directors or otherwise) related to the Conflict;

8.3.3	provide that the Interested Director shall or shall not be an eligible director in respect of any future decision of the directors in relation to any resolution related to the Conflict;

5

8.3.4	impose upon the Interested Director such other terms for the purposes of dealing with the Conflict as the directors think fit;

8.3.5

provide that, where the Interested Director obtains, or has obtained (through their involvement in the Conflict and otherwise than through their position as a director of the Company) information that is confidential to a third party, they will not be obliged to disclose that information to the Company, or to use it in relation to the Company’s affairs where to do so would amount to a breach of that confidence; and

8.3.6

permit the Interested Director to be absent from the discussion of matters relating to the Conflict at any meeting of the directors and be excused from reviewing papers prepared by, or for, the directors to the extent they relate to such matters.

8.4

Where the directors authorise a Conflict, the Interested Director will be obliged to conduct themselves in accordance with any terms and conditions imposed by the directors in relation to the Conflict.

8.5

The directors may revoke or vary such authorisation at any time, but this will not affect anything done by the Interested Director, prior to such revocation or variation, in accordance with the terms of such authorisation.

8.6

A director is not required, by reason of being a director (or because of the fiduciary relationship established by reason of being a director), to account to the Company for any remuneration, profit or other benefit which the director derives from or in connection with a relationship involving a Conflict which has been authorised by the directors or by the Company in general meeting (subject in each case to any terms, limits or conditions attaching to that authorisation) and no contract shall be liable to be avoided on such grounds.

9.	RECORDS OF DECISIONS TO BE KEPT

Where decisions of the directors are taken by electronic means, such decisions shall be recorded by the directors in permanent form, so that they may be read with the naked eye.

10.	NUMBER OF DIRECTORS

The number of directors (other than alternate directors) shall not be subject to any maximum but shall not be less than two).

6

11.	APPOINTMENT AND REMOVAL OF DIRECTORS

11.1

In addition to the powers granted by Model Article 17(1), the Majority Shareholder may at any time, and from time to time, appoint any person to be a director, either as an additional director or to fill a vacancy and may remove from office any director however appointed. Any such appointment or removal shall be effected by notice in writing to the Company signed by the Majority Shareholder or, if the Majority Shareholder is a body corporate, signed by one of its directors or duly authorised officers or by its duly authorised attorney.

11.2	Model Article 17(1)(b) shall be amended by the insertion of the words subject to the prior approval in writing of the Majority Shareholder before the words by a decision of the directors.

11.3

In any case where, as a result of death or bankruptcy, the Company has no shareholders and no directors, the transmittee(s) of the last shareholder to have died or to have a bankruptcy order made against them (as the case may be) have the right, by notice in writing, to appoint a natural person (including a transmittee who is a natural person), who is willing to act and is permitted to do so, to be a director.

12.	APPOINTMENT AND REMOVAL OF ALTERNATE DIRECTORS

12.1	Any director (appointor) may appoint as an alternate any other director, or any other person approved by the Majority Shareholder to:

12.1.1	exercise that director’s powers; and

12.1.2	carry out that director’s responsibilities,

in relation to the taking of decisions by the directors, in the absence of the alternate’s appointor.

12.2	Any appointment or removal of an alternate must be effected by notice in writing to the Company signed by the appointor, or in any other manner approved by the Majority Shareholder.

12.3	The notice must:

12.3.1	identify the proposed alternate; and

12.3.2	in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the director giving the notice.

7

13.	RIGHTS AND RESPONSIBILITIES OF ALTERNATE DIRECTORS

13.1	An alternate director may act as alternate director to more than one director and has the same rights in relation to any decision of the directors as the alternate’s appointor.

13.2	Except as the Articles specify otherwise, alternate directors:

13.2.1	are deemed for all purposes to be directors;

13.2.2	are liable for their own acts and omissions;

13.2.3	are subject to the same restrictions as their appointors; and

13.2.4	are not deemed to be agents of or for their appointors

and, in particular (without limitation), each alternate director shall be entitled to receive notice of all meetings of directors and of all meetings of committees of directors of which the alternate’s appointor is a member.

13.3	A person who is an alternate director but not a director:

13.3.1	may be counted as participating for the purposes of determining whether a quorum is present (but only if their appointor is not participating);

13.3.2	may participate in a unanimous decision of the directors (but only if their appointor is an eligible director in relation to that decision, but does not participate);

and no alternate may be counted as more than one director for such purposes.

13.4

A director who is also an alternate director is entitled, in the absence of their appointor, to a separate vote on behalf of their appointor, in addition to their own vote on any decision of the directors (provided that their appointor is an eligible director in relation to that decision), but shall not count as more than one director for the purposes of determining whether a quorum is present.

13.5

An alternate director may be paid expenses and may be indemnified by the Company to the same extent as their appointor but shall not be entitled to receive any remuneration from the Company for serving as an alternate director except such part of the alternate’s appointor’s remuneration as the appointor may direct by notice in writing made to the Company.

8

14.	TERMINATION OF ALTERNATE DIRECTORSHIP

An alternate director’s appointment as an alternate terminates:

14.1.1	when the alternate’s appointor revokes the appointment by notice to the Company in writing specifying when it is to terminate;

14.1.2

on the occurrence, in relation to the alternate, of any event which, if it occurred in relation to the alternate’s appointor, would result in the termination of the appointor’s appointment as a director;

14.1.3	on the death of the alternate’s appointor; or

14.1.4	when the alternate’s appointor’s appointment as a director terminates.

15.	SECRETARY

The directors may appoint any person who is willing to act as the secretary for such term, at such remuneration and upon such conditions as they may think fit and from time to time remove such person and, if the directors so decide, appoint a replacement, in each case by a decision of the directors.

SHARES

16.	PURCHASE OF OWN SHARES

Subject to CA 2006 but without prejudice to any other provision of these Articles, the Company may purchase its own shares in accordance with Chapter 4 of Part 18 CA 2006, including (without limitation) out of capital up to any amount in a financial year not exceeding the lower of:

16.1	£15,000; and

16.2	the nominal value of 5% of the Company’s fully paid share capital at the beginning of each financial year of the Company.

17.	STATUTORY PRE-EMPTION RIGHTS

In accordance with section 567(1) and (2) CA 2006, sections 561(1) and 562(1) to (5) (inclusive) CA 2006 shall not apply to the Company.

18.	TRANSFER OF SHARES

Model Article 26(5) shall be amended by the addition of the following words: The directors may not refuse to register the transfer of a share made with the prior written approval of the Majority Shareholder. In any other case before the words the directors may refuse to register.

9

DECISION MAKING BY SHAREHOLDERS

19.	POLL VOTES

19.1	A poll may be demanded at any general meeting by any qualifying person (as defined in section 318 CA 2006) present and entitled to vote at the meeting.

19.2

Article 44(3) of the Model Articles shall be amended by the insertion of the words A demand so withdrawn shall not invalidate the result of a show of hands declared before the demand was made as a new paragraph at the end of that article.

20.	PROXIES

20.1

Article 45(1)(d) of the Model Articles shall be deleted and replaced with the words is delivered to the Company in accordance with the Articles not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in accordance with any instructions contained in the notice of the general meeting (or adjourned meeting) to which they relate.

20.2

Article 45(1) of the Model Articles shall be amended by the insertion of the words and a proxy notice which is not delivered in such manner shall be invalid, unless the directors, in their discretion, accept the notice at any time before the meeting as a new paragraph at the end of that article.

ADMINISTRATIVE ARRANGEMENTS

21.	MEANS OF COMMUNICATION TO BE USED

21.1	Any notice, document or other information shall be deemed served on or delivered to the intended recipient:

21.1.1

if properly addressed and sent by prepaid United Kingdom first class post to an address in the United Kingdom, 48 hours after it was posted (or five business days after posting either to an address outside the United Kingdom or from outside the United Kingdom to an address within the United Kingdom, if (in each case) sent by reputable international overnight courier addressed to the intended recipient, provided that delivery in at least five business days was guaranteed at the time of sending);

21.1.2	if properly addressed and delivered by hand, when it was given or left at the appropriate address;

21.1.3	if properly addressed and sent or supplied by electronic means, one hour after the document or information was sent or supplied; and

21.1.4

if sent or supplied by means of a website, when the material is first made available on the website or (if later) when the recipient receives (or is deemed to have received) notice of the fact that the material is available on the website, and section 1147 CA 2006 shall be deemed modified accordingly.

10

21.2

In proving that any notice, document or other information was properly addressed, it shall be sufficient to show that the notice, document or other information was delivered to an address permitted for the purpose by CA 2006.

22.	INDEMNITY

22.1	Subject to article 22.2, but without prejudice to any indemnity to which a relevant officer is otherwise entitled:

22.1.1	each relevant officer shall be indemnified out of the Company’s assets against all costs, charges, losses, expenses and liabilities incurred by such person as a relevant officer:

22.1.1.1	in the actual or purported execution and/or discharge of their duties, or in relation to them; and

22.1.1.2	in relation to the Company’s (or any associated company’s) activities as trustee of an occupational pension scheme (as defined in section 235(6) of CA 2006),

including (in each case) any liability incurred by the relevant officer in defending any civil or criminal proceedings, in which judgment is given in their favour or in which they are acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on their part or in connection with any application in which the court grants them, in their capacity as a relevant officer, relief from liability for negligence, default, breach of duty or breach of trust in relation to the Company’s (or any associated company’s) affairs; and

22.1.2

the Company may provide any relevant officer with funds to meet expenditure incurred or to be incurred by them in connection with any proceedings or application referred to in article 22.1.1 and otherwise may take any action to enable any such relevant officer to avoid incurring such expenditure.

22.2	This article does not authorise any indemnity which would be prohibited or rendered void by any provision CA 2006 or by any other provision of law.

11

22.3	In this article:

22.3.1	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate; and

22.3.2

a relevant officer means any director or other officer or former director or other officer of the Company or an associated company (including any company which is a trustee of an occupational pension scheme (as defined by section 235(6) CA 2006), but excluding in each case any person engaged by the Company (or associated company) as auditor (whether or not they are also a director or other officer), to the extent they act in their capacity as auditor).

23.	INSURANCE

23.1	The directors may decide to purchase and maintain insurance, at the expense of the Company, for the benefit of any relevant officer in respect of any relevant loss.

23.2	In this article:

23.2.1

a relevant officer means any director or other officer or former director or other officer of the Company or an associated company (including any company which is a trustee of an occupational pension scheme (as defined by section 235(6) CA 2006), but excluding in each case any person engaged by the Company (or associated company) as auditor (whether or not they are also a director or other officer), to the extent they act in their capacity as auditor);

23.2.2

a relevant loss means any loss or liability which has been or may be incurred by a relevant officer in connection with that relevant officer’s duties or powers in relation to the Company, any associated company or any pension fund or employees’ share scheme of the Company or associated company; and

23.2.3	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.

12